                                                                   Exhibit 10.16

                                  $350,000,000

                                CREDIT AGREEMENT

                            DATED AS OF JULY 18, 2000

                                  BY AND AMONG

                             ON COMMAND CORPORATION,
                                AS THE BORROWER,

                           THE LENDERS PARTY THERETO,

                         TORONTO DOMINION (TEXAS), INC.,
          AS THE DOCUMENTATION AGENT (AGENT-ONLY LEAGUE TABLE CREDIT),

                              FLEET NATIONAL BANK,
                           AS THE DOCUMENTATION AGENT,

                             BANK OF AMERICA, N.A.,
            AS THE SYNDICATION AGENT (AGENT-ONLY LEAGUE TABLE CREDIT)

                                       AND

                              THE BANK OF NEW YORK,
          AS THE ADMINISTRATIVE AGENT (AGENT-ONLY LEAGUE TABLE CREDIT)


                           BNY CAPITAL MARKETS, INC.,
                      AS THE LEAD ARRANGER AND BOOK MANAGER

                                       AND

                          BANCAMERICA SECURITIES, INC.,
                   AS THE CO-LEAD ARRANGER AND CO-BOOK MANAGER

                             EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A         -        Form of Assignment and Acceptance
Exhibit B         -        Form of Borrowing Notice
Exhibit C         -        Form of Guarantee Agreement




SCHEDULES

Schedule 1.1               -        Pro Rata Percentages
Schedule 1.1A              -        Unrestricted Subsidiaries
Schedule 3.8               -        Subsidiaries
Schedule 3.9               -        Litigation
Schedule 3.10              -        Restrictive Material Agreements
Schedule 3.20              -        Environmental Matters
Schedule 6.1               -        Subsidiary Indebtedness
Schedule 6.2               -        Liens
Schedule 6.4               -        Investments
Schedule 6.8               -        Restrictive Agreements

                                TABLE OF CONTENTS


                                                                                                                    Page
                                                                                                                    ----

ARTICLE I. Definitions...........................................................................................    1
         Section 1.1. Defined Terms..............................................................................    1
         Section 1.2. Terms Generally............................................................................   18


ARTICLE II. The Credits..........................................................................................   18
         Section 2.1. Revolving Loans............................................................................   18
         Section 2.2. Loans......................................................................................   18
         Section 2.3. Swingline Loans............................................................................   20
         Section 2.4. Borrowing Procedure........................................................................   22
         Section 2.5. Evidence of Debt; Repayment of Loans.......................................................   23
         Section 2.6. Fees.......................................................................................   24
         Section 2.7. Interest on Loans..........................................................................   25
         Section 2.8. Default Interest...........................................................................   26
         Section 2.9. Alternate Rate of Interest.................................................................   26
         Section 2.10. Termination and Reduction of the Revolving Loan Commitment................................   26
         Section 2.11. Conversion and Continuation of Borrowings.................................................   27
         Section 2.12. Prepayment................................................................................   28
         Section 2.13. Reserve Requirements; Change in Circumstances.............................................   30
         Section 2.14. Change in Legality........................................................................   32
         Section 2.15. Indemnity.................................................................................   32
         Section 2.16. Pro Rata Treatment........................................................................   33
         Section 2.17. Sharing of Setoffs........................................................................   33
         Section 2.18. Payments..................................................................................   34
         Section 2.19. Taxes.....................................................................................   34
         Section 2.20. Assignment of the Revolving Loan Commitment Under Certain Circumstances; Duty to
                           Mitigate..............................................................................   38
         Section 2.21. Letters of Credit.........................................................................   39
         Section 2.22. Incremental Facilities....................................................................   43


ARTICLE III. Representations and Warranties......................................................................   44
         Section 3.1. Organization; Powers.......................................................................   44
         Section 3.2. Authorization..............................................................................   44
         Section 3.3. Enforceability.............................................................................   44
         Section 3.4. Governmental Approvals.....................................................................   45
         Section 3.5. Financial Statements.......................................................................   45
         Section 3.6. No Material Adverse Change.................................................................   45
         Section 3.7. Title to Properties; Possession Under Leases...............................................   45
         Section 3.8. Subsidiaries...............................................................................   46
         Section 3.9. Litigation; Compliance with Laws...........................................................   46
         Section 3.10. Agreements................................................................................   46
         Section 3.11. Federal Reserve Regulations...............................................................   46

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                    Page
                                                                                                                    ----
         Section 3.12. Investment Company Act; Public Utility Holding Company Act................................   47
         Section 3.13. Use of Proceeds...........................................................................   47
         Section 3.14. Tax Returns...............................................................................   47
         Section 3.15. No Material Misstatements.................................................................   47
         Section 3.16. Employee Benefit Plans....................................................................   47
         Section 3.17. Solvency..................................................................................   47
         Section 3.18. Insurance.................................................................................   48
         Section 3.19. Labor Matters.............................................................................   48
         Section 3.20. Environmental Matters.....................................................................   48
         Section 3.21. Survival of Representations and Warranties, etc...........................................   49


ARTICLE IV. Conditions of Lending................................................................................   49
         Section 4.1. All Credit Events..........................................................................   50
         Section 4.2. First Credit Event.........................................................................   50


ARTICLE V. Affirmative Covenants.................................................................................   52
         Section 5.1. Existence; Businesses and Properties.......................................................   52
         Section 5.2. Insurance..................................................................................   52
         Section 5.3. Obligations and Taxes......................................................................   53
         Section 5.4. Financial Statements, Reports, etc.........................................................   53
         Section 5.5. Litigation and Other Notices...............................................................   54
         Section 5.6. Employee Benefits..........................................................................   54
         Section 5.7. Maintaining Records; Access to Properties and Inspections..................................   54
         Section 5.8. Use of Proceeds............................................................................   55
         Section 5.9. Compliance with Environmental Laws.........................................................   55
         Section 5.10. Compliance with Material Contracts........................................................   55
         Section 5.11. Ownership of Restricted Subsidiaries; Additional Restricted Subsidiaries..................   55


ARTICLE VI. Negative Covenants...................................................................................   56
         Section 6.1. Indebtedness of the Borrower and the Restricted Subsidiaries...............................   56
         Section 6.2. Liens......................................................................................   57
         Section 6.3. Sale and Lease Back Transactions; Off-Balance Sheet Financings.............................   58
         Section 6.4. Investments, Acquisitions, Loans and Advances..............................................   58
         Section 6.5. Mergers, Consolidations and Sales of Assets................................................   59
         Section 6.6. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay
                           Dividends.............................................................................   60
         Section 6.7. Transactions with Affiliates...............................................................   60
         Section 6.8. Limitation on Restrictive Agreements.......................................................   61
         Section 6.9. Leverage Ratio.............................................................................   61

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                    Page
                                                                                                                    ----

         Section 6.10. Coverage Ratio............................................................................   62
         Section 6.11. Amendments to Organizational Documents....................................................   62
         Section 6.12. Capital Expenditures......................................................................   62


ARTICLE VII. Events of Default...................................................................................   62


ARTICLE VIII. The Administrative Agent...........................................................................   65


ARTICLE IX. Miscellaneous........................................................................................   67
         Section 9.1. Notices....................................................................................   67
         Section 9.2. Survival of Agreement......................................................................   68
         Section 9.3. Binding Effect.............................................................................   69
         Section 9.4. Successors and Assigns.....................................................................   69
         Section 9.5. Expenses; Indemnity........................................................................   72
         Section 9.6. Right of Setoff............................................................................   73
         Section 9.7. Governing Law; Jurisdiction; Consent to Service of Process.................................   73
         Section 9.8. Waivers; Amendment.........................................................................   74
         Section 9.9. Interest Rate Limitation...................................................................   75
         Section 9.10. Entire Agreement..........................................................................   75
         Section 9.11. Waiver of Jury Trial......................................................................   76
         Section 9.12. Severability..............................................................................   76
         Section 9.13. Counterparts..............................................................................   76
         Section 9.14. Headings..................................................................................   76
         Section 9.15. Confidentiality...........................................................................   76

                             CREDIT AGREEMENT

            This CREDIT AGREEMENT (as the same may be amended, supplemented, modified, substituted, increased, replaced or extended from time to time, this "Agreement"), dated as of July 18, 2000, by and among ON COMMAND CORPORATION, a Delaware corporation (the "Borrower"), the Lenders (as defined in Section 1.1), TORONTO DOMINION (TEXAS), INC. and FLEET NATIONAL BANK, as the documentation agents (in such capacity, the "Documentation Agents"), BANK OF AMERICA, N.A., as the syndication agent (in such capacity, the "Syndication Agent"), THE BANK OF NEW YORK COMPANY, INC., as the Swingline Lender (as defined in Section 1.1), and THE BANK OF NEW YORK, as the Issuing Bank (as defined in Section 1.1), and as the administrative agent (in such capacity, the "Administrative Agent") for the Lenders.

                                   ARTICLE I.

                                   Definitions


      SECTION 1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

            "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

            "ABR Loans" shall mean Loans (other than Swingline Loans) bearing interest at the Alternate Base Rate in accordance with the provisions of Article II.

            "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, a simple per annum interest rate equal to the sum of (a) the LIBO Rate, stated as a decimal, plus (b) the Applicable Margin. The Adjusted LIBO Rate shall apply to Interest Periods of one, two, three or six months. The Adjusted LIBO Rate shall be subject to availability with respect to the Lenders and to Section 2.14. Once determined, the Adjusted LIBO Rate shall remain unchanged during the applicable Interest Period, except for changes in Applicable Margin.

            "Administrative Agent" shall have the meaning assigned to such term in the preamble hereto.

            "Administrative Questionnaire" shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

            "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Agent Register" shall have the meaning assigned to such term in
Section 9.4(d).

            "Agreement" shall have the meaning assigned to such term in the preamble hereto.

            "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (a) the Applicable Margin plus (b) the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b)(ii) of the preceding sentence, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Applicable Law" shall mean, in respect of any Person, all provisions of Laws of tribunals applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which such Person is a party.

            "Applicable Margin" shall mean, for any day, with respect to any Eurodollar Loan or any ABR Loan, the percentage set forth below under the caption "Eurodollar Margin" or "ABR Margin", as the case may be, based upon the Leverage Ratio, then in effect for purposes hereof:


                Leverage Ratio                           Eurodollar Margin                     ABR Margin
                --------------                           -----------------                     ----------
Category 1
Greater than or equal to 3.00 to 1.00                         1.325%                             0.000%

Category 2
Greater than or equal to 2.50 to 1.00 but less
than 3.00 to 1.00                                             1.125%                             0.000%


                Leverage Ratio                           Eurodollar Margin                     ABR Margin
                --------------                           -----------------                     ----------
Category 3
Greater than or equal to 2.00 to 1.00 but less
than 2.50 to 1.00                                             0.925%                             0.000%

Category 4
Greater than or equal to 1.00 to 1.00 but less
than 2.00 to 1.00                                             0.700%                             0.000%

Category 5
Less than 1.00 to 1.00                                        0.600%                             0.000%.

Except as set forth below, the Leverage Ratio utilized for purposes of determining the Applicable Margin shall be that in effect as of the last day of the most recent fiscal quarter of the Borrower in respect of which financial statements have been delivered pursuant to this Agreement. The Applicable Margin from time to time in effect shall be based on the Leverage Ratio from time to time in effect, and each change in the Applicable Margin resulting from a change in (or the initial establishment of) the Leverage Ratio shall be effective with respect to all Loans, the Revolving Loan Commitment and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.4(a) or (b) indicating such change to and including the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, at all times during the period commencing on the Closing Date and ending on the date that is one year thereafter, at all times during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.4(a) or (b), and at all times after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall, in each case, be deemed to be in Category 1 above.

            "Application" shall mean any stand-by letter of credit application delivered to the Administrative Agent for or in connection with any Letter of Credit pursuant to Section 2.21, in the Administrative Agent's standard form for stand-by letters of credit.

            "Asset Disposition" shall have the meaning assigned to it in Section 6.5(b).

            "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

            "Attributable Debt" shall mean, as of any date of determination, the present value (discounted semiannually at the interest rate set forth or implicit in the terms of such transaction, as determined by the principal accounting or financial officer of the Borrower) of the obligation of a lessee for rental payments pursuant to any Equipment Lease Transaction during the remaining term of such Equipment Lease Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges.

            "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrower" shall have the meaning assigned to such term in the preamble hereto.

            "Borrowing" shall mean (a) Revolving Loans of a single Type made by the Lenders in accordance with the terms hereof on a single date and as to which a single Interest Period is in effect or (b) a Swingline Loan.

            "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.4 and substantially in the form of Exhibit B.

            "Breakage Event" shall have the meaning assigned to such term in
Section 2.15.

            "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by Law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Capital Expenditures" of any Person shall mean expenditures (whether paid in cash or other consideration or accrued as a liability) for fixed or capital assets (excluding any capitalized interest and any such expenditure in respect of an asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any such expenditure in respect of replacement assets acquired with the proceeds of insurance) made by such Person.

            "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Capital Stock" shall mean, as to any Person, the equity interests in such Person, including the shares of each class of capital stock of any Person that is a corporation and each class of partnership interests (including general, limited and preference units) in any Person that is a partnership.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

            "Closing Date" shall mean the date of the first Credit Event.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "Consolidated Assets" shall mean, at any date, the total assets of the Borrower and the Restricted Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Cash Interest Expense" shall mean, for any period of determination, the gross interest expense of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding any amounts paid other than in cash or not required (whether during or after such period) to be paid in cash. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net cash payments made or received by the Borrower with respect to rate protection agreements entered into as a hedge against interest rate exposure. Gross interest expense shall be calculated in accordance with GAAP as in effect and applied by the Borrower on the date of this Agreement and, accordingly, shall exclude the effects of any changes in GAAP or its application by the Borrower after the date hereof.

            "Consolidated Liabilities" shall mean, at any date, the total liabilities of the Borrower and the Restricted Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Tangible Assets" shall mean, at any date, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, Consolidated Assets as of such date, excluding all assets which would be classified as intangibles under GAAP, including goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), organizational expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and treasury stock held as an asset.

            "Consolidated Tangible Net Worth" shall mean, at any date, the excess of the Consolidated Tangible Assets as of such date over the Consolidated Liabilities as of such date.

            "Consolidated Total Indebtedness" shall mean, without duplication, all Indebtedness of the Borrower and the Restricted Subsidiaries (other than Indebtedness referred to in clause (h) of the definition of such term, and excluding obligations of such Person with respect to deposits with such Person or advances to such Person of any kind, up to a maximum aggregate amount of $5,000,000), determined on a consolidated basis in accordance with GAAP.

            "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

            "Coverage Ratio" shall mean, on any date, the ratio of (a) EBITDA for the four most recently completed consecutive fiscal quarters to (b) Consolidated Cash Interest Expense for such period.

            "Credit Event" shall have the meaning assigned to such term in
Section 4.1.

            "Debtor Relief Laws" shall mean applicable bankruptcy, reorganization, moratorium, or similar Laws, or principles of equity affecting the enforcement of creditors' rights generally.

            "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

            "Documentation Agents" shall have the meaning assigned to such term in the preamble hereto.

            "dollars" or "$" shall mean lawful money of the United States of America.

            "EBITDA" shall mean, for any period, the consolidated net income of the Borrower and the Restricted Subsidiaries for such period, computed on a consolidated basis in accordance with GAAP, plus, to the extent deducted in computing such consolidated net income and without duplication, the sum of (a) income tax expense, (b) interest expense, (c) depreciation, amortization and stock based compensation expense, (d) allocation of income to minority interests in earnings of consolidated Subsidiaries, (e) extraordinary losses (including restructuring provisions) and all other non-operating losses during such period, and (f) expenses incurred in connection with the relocation of the Borrower's executive offices to the Denver, Colorado metropolitan area, up to a maximum aggregate amount of $5,000,000 for such period and $10,000,000 for the term of this Agreement, minus, to the extent added in computing such consolidated net income and without duplication, (i) extraordinary gains and all other non-operating gains during such period and (ii) allocation of losses to minority interests in earnings of consolidated Subsidiaries. EBITDA shall be calculated in accordance with GAAP as in effect and applied by the Borrower on the date of this Agreement and, accordingly, shall exclude the effects of any changes in GAAP or its application by the Borrower after the date hereof.

            "Environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

            "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

            "Environmental Law" shall mean any and all applicable present and future treaties, Laws, codes, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. Sections 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. Sections 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

            "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

            "Equipment Lease Transaction" shall mean any transaction or arrangement (other than (a) a Capital Lease Obligation reflected as such on the consolidated financial statements of the Borrower or (b) an operating lease) (i) pursuant to which the Borrower or any of the Restricted Subsidiaries sells or transfers any equipment or fixtures used or useful in its business, whether now owned or hereafter acquired, to any other Person, and thereafter rents or leases such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred or (ii) pursuant to which the Borrower or any of the Restricted Subsidiaries rents or leases from any other Person any equipment or fixtures used or useful in its business and which, although not required to be accounted for as a Capital Lease Obligation, in substance represents the financing of the acquisition of such property by the Borrower or such Restricted Subsidiary.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

            "ERISA Affiliate" shall mean any Subsidiary of the Borrower and any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

            "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA upon the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of the Restricted Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Restricted Subsidiary could otherwise be liable.

            "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

            "Eurodollar Loans" shall mean Loans (other than Swingline Loans) bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

            "Event of Default" shall have the meaning assigned to such term in
Article VII.

            "Existing Credit Documents" shall mean (a) the First Amended and Restated Credit Agreement, dated as of November 24, 1997, among the Borrower, the lenders party thereto, and NationsBank of Texas, N.A., as administrative agent thereunder, (b) the line of credit letter agreement, dated June 29, 2000, by and between the Borrower and The Bank of New York Company, Inc., and (c) the demand promissory note, dated June 29, 2000, made the Borrower to the The Bank of New York Company, Inc., in each case as amended, supplemented or otherwise modified.

            "Facility Fees" shall have the meaning assigned to such term in
Section 2.6(b).

            "Federal Funds Effective Rate" shall mean, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Fees" shall mean the L/C Participation Fees, the Issuing Bank Fees, the Facility Fees and all other fees in respect of the credit facilities established hereby payable by the Obligors to the Administrative Agent, the Lenders, the Issuing Bank, the Syndication Agent, the Documentation Agents, the Swingline Lender and/or any Affiliates thereof.

            "Financial Officer" of any Person shall mean the chief financial officer, principal accounting officer, Treasurer, Controller or other analogous counterpart of such Person.

            "Free Cash Flow" shall mean, for the Borrower and the Restricted Subsidiaries on a consolidated basis, EBITDA for the period commencing on the Closing Date and ending on the relevant date of determination minus the sum of Consolidated Cash Interest Expense plus consolidated cash taxes paid plus Capital Expenditures made, in each case for such period. Notwithstanding anything herein or in any other Loan Document to the contrary, fiscal quarters of the Borrower with negative Free Cash Flow shall be excluded from the calculation of "Free Cash Flow".

            "GAAP" shall mean generally accepted accounting principles.

            "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

            "Guarantee" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) to guarantee the obligations, payments by or performance of, a Person that is not a wholly-owned direct or indirect subsidiary of the Borrower; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

            "Guarantee Agreement" shall mean the Guarantee Agreement, in the form of Exhibit C, by and among the Borrower, the Guarantors and the Administrative Agent, as the same may be amended, supplemented, modified, substituted, increased, replaced or extended from time to time.

            "Guarantors" shall mean all Subsidiaries of the Borrower that execute and deliver the Guarantee Agreement in accordance with Sections 4.2(f) and 5.11(b).

            "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits with such Person or advances to such Person of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business, and excluding any obligations relating to operating leases), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person,
(h) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (i) all obligations of such Person as an account party in respect to letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity in which such Person has an ownership interest or with which such Person otherwise has a relationship (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

            "Interest Payment Date" shall mean (i) with respect to any Borrowing other than a Swingline Loan, the last day of the Interest Period applicable to such Borrowing, and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, the date of any repayment or prepayment of such Borrowing or conversion of such Borrowing to a Borrowing of a different Type, and (ii) with respect to any Swingline Loan, the date of repayment of or prepayment of such Swingline Loan.

            "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as applicable, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Revolving Loan Maturity Date, as applicable, and (iii) the date such Eurodollar Borrowing or ABR Borrowing, as the case may be, is converted to a Borrowing of a different Type in accordance with Section 2.11 hereof or repaid or prepaid in accordance with Section 2.12 hereof; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

            "Investment" shall have the meaning assigned to such term in Section 6.4.

            "Issuing Bank" shall mean The Bank of New York (or any Affiliate thereof) or any other Lender that may become an Issuing Bank pursuant to Section 2.21(i), in each case with respect to Letters of Credit issued by it.

            "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.6(a).

            "Law" shall mean any constitution, statute, law, ordinance, regulation, rule, order, writ, injunction, or decree of any tribunal.

            "L/C Commitment" shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.21 hereof.

            "L/C Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

            "L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate L/C Exposure at such time.

            "L/C Participation Fee" shall have the meaning assigned to such term in Section 2.6(a).

            "Lenders" shall mean (a) the financial institutions listed on the signature pages hereof (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

            "Letter of Credit" shall mean any letter of credit issued pursuant to Section 2.21.

            "Leverage Ratio" shall mean, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) EBITDA for the most recently completed four fiscal quarters.

            "LIBO Rate" shall mean, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. If for any reason such rate is not available, the term "LIBO Rate" shall mean, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

            "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loan Documents" shall mean this Agreement, the promissory notes evidencing the Loans, the Guarantee Agreement, all agreements between or among the Obligors and the Administrative Agent, the Lenders, the Issuing Bank, the Syndication Agent, the Documentation Agents, the Swingline Lender and/or any Affiliates thereof relating to the payment of fees in respect of the credit facilities established hereby, all Letters of Credit, all Applications and all other agreements between the Borrower or any Subsidiary of the Borrower and the Administrative Agent related to any Letter of Credit, all Assignment and Acceptances, post-closing letters, and all other documents, instruments, agreements, or certificates executed or delivered from time to time by any Person in connection with this Agreement or as security for the Obligations hereunder, as each such agreement may be amended, supplemented, modified, substituted, increased, replaced or extended from time to time.

            "Loans" shall mean the Revolving Loans and the Swingline Loans made in accordance with the terms of this Agreement.

            "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower or any other Obligor to perform any of its obligations under this Agreement or under any other Loan Document or (c) material impairment of the enforceability of this Agreement, any other Loan Document or the Loans.

            "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

            "Net Cash Proceeds" shall mean, with respect to any Asset Disposition, the gross amount of any cash paid to or received by the Borrower or any of the Restricted Subsidiaries in respect of such Asset Disposition (including (a) payments of principal or interest, or cash proceeds from the sale or other disposition in respect of non-cash consideration permitted under

Section 6.5, and (b) insurance proceeds, condemnation awards and payments from time to time in respect of installment obligations, if applicable) minus the sum of the amount, if any, of (i) the Borrower's good faith best estimate of all taxes attributable to such Asset Disposition which it in good faith expects to be paid in the taxable year in which such Asset Disposition shall occur or in the next taxable year, (ii) reasonable and customary fees, discounts, commissions, costs and other expenses (other than those payable to the Borrower or any Affiliate of the Borrower), which are incurred in connection with such Asset Disposition and are payable by the Borrower or any of the Restricted Subsidiaries, (iii) in the case of an Asset Disposition that is a sale, transfer or other disposition of assets or properties, proceeds required to discharge Liens in respect of such assets or properties permitted by Section 6.2, and (iv) reserves established in connection with such Asset Disposition and in accordance with GAAP, in each case (A) up to a maximum amount per Asset Disposition equal to 25% of the gross proceeds from such Asset Disposition and (B) for no longer than one year after each such Asset Disposition; provided, however, that, with respect to any Asset Disposition made in reliance of Section 6.5(b)(ii), if the Borrower shall deliver a certificate of a Financial Officer thereof to the Administrative Agent at the time of such Asset Disposition setting forth the Borrower's or the applicable Restricted Subsidiary's intent to use the proceeds of such Asset Disposition to replace or repair the assets that are the subject thereof with, or otherwise purchase, other assets to be used in the same line of business within 180 days of receipt of such proceeds and no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds, except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed Net Cash Proceeds.

            "New Lending Office" shall have the meaning assigned to such term in
Section 2.19(f).

            "Non-U.S. Lender" shall have the meaning assigned to such term in
Section 2.19(f).

            "Obligations" shall mean all present and future obligations, indebtedness and liabilities, and all renewals and extensions of all or any part thereof, of the Borrower and each other Obligor to the Lenders, the Issuing Bank and the Administrative Agent arising from, by virtue of, or pursuant to this Agreement, any of the other Loan Documents and any and all renewals and extensions thereof or any part thereof, or future amendments, supplements or other modifications thereto, all interest accruing on all or any part thereof and all fees and expenses incurred pursuant to Section 9.5, in each case whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several. Without limiting the generality of the foregoing, the term "Obligations" includes all amounts which would be owed by the Borrower, each other Obligor and any other Person (other than the Administrative Agent, the Issuing Bank or the Lenders) to the Administrative Agent, the Issuing Bank or the Lenders under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, any other Obligor or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of the Borrower, any other Obligor or any other Person under any Debtor Relief Law).

            "Obligor" shall mean (a) the Borrower, (b) each Guarantor, (c) each other Person liable for performance of any of the Obligations and (d) each other Person the property of which hereafter secures the performance of any of the Obligations.

            "Other Taxes" shall have the meaning assigned to such term in
Section 2.19(b).

            "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "Permitted Investments" shall mean: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or from Moody's Investors Service, Inc.;
(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any commercial bank which bank or office is organized under the Laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; and (d) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clause (a) above entered into with any institution meeting the qualifications specified in clause (c) above.

            "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

            "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 112 of the Code or Section 307 of ERISA and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Preferred Stock", as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares or other units of Capital Stock of any other class of such Person.

            "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to borrowers.

            "Pro Rata Percentage" of any Lender at any time shall mean the percentage of such Lender set forth in Schedule 1.1 and designated as such, as such percentage may be hereafter be adjusted pursuant to any Assignment and Acceptance or any amendment, supplement or other modification to this Agreement.

            "Properties" shall have the meaning assigned to such term in Section 3.20.

            "Registered Note" shall have the meaning assigned to such term in
Section 2.19(j).

            "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

            "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or
(iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

            "Required Lenders" shall mean, at any time, (i) Lenders having Pro Rata Percentages of the Revolving Loan Commitment representing in the aggregate at least 51% of the Revolving Loan Commitment at such time, (ii) with respect to acceleration pursuant to clause (ii) of Article VII, Lenders having Loans, Swingline Exposure and L/C Exposure in the aggregate of at least 51% of the Total Exposure at such time or (iii) if the Revolving Loan Commitment has terminated, Lenders having Loans, Swingline Exposure and L/C Exposure in the aggregate of at least 51% of the Total Exposure at such time.

            "Responsible Officer" of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and the other Loan Documents.

            "Restricted Payment" shall have the meaning assigned thereto in
Section 6.6.

            "Restricted Subsidiary" shall mean each Subsidiary of the Borrower existing on the Closing Date and each Subsidiary of the Borrower created or acquired from time to time hereafter except Unrestricted Subsidiaries.

            "Revolving Loan Commitment" shall mean $350,000,000, (a) as the same may be reduced from time to time pursuant to Section 2.10 hereof and (b) with respect to each Lender, the commitment of the Lenders to make Revolving Loans hereunder in its Pro Rata Percentage of the Revolving Loan Commitment as set forth in Schedule 1.1 as the same may be reduced from time to time pursuant to
Section 2.20 hereof, or in any Assignment and Acceptance executed in accordance with this Agreement, as applicable.

            "Revolving Loan Maturity Date" shall mean July 18, 2005 or any earlier date as the Revolving Loans are due and payable in full (whether by scheduled reduction, acceleration, termination or otherwise).

            "Revolving Loans" shall mean the Revolving Loans made available by the Lenders to the Borrower pursuant to the Revolving Loan Commitment and
Section 2.1. Each Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

            "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

            "Swingline Commitment" shall mean $15,000,000 and, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans hereunder.

            "Swingline Exposure" shall mean at any time the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

            "Swingline Lender" shall mean The Bank of New York Company, Inc. (or any Affiliate thereof) with respect to Swingline Loans made by it.

            "Swingline Loans" shall mean the Swingline Loans made available by the Swingline Lender to the Borrower pursuant to the Swingline Commitment and
Section 2.3.

            "Swingline Rate" shall mean, with respect to each Swingline Loan, the per annum interest rate agreed to by the Borrower and the Swingline Lender in accordance with Section 2.3 as the interest rate that such Swingline Loan shall bear.

            "Syndication Agent" shall have the meaning assigned to such term in the preamble hereto.

            "Taxes" shall have the meaning assigned to such term in Section 2.19(a).

            "Total Exposure" shall mean, at any time, the aggregate principal amount at such time of the sum of (a) all outstanding Revolving Loans at such time plus (b) the aggregate amount at such time of total Swingline Exposure plus
(c) the aggregate amount at such time of total L/C Exposure.

            "Transactions" shall have the meaning assigned to such term in
Section 3.2.

            "Transferee" shall have the meaning assigned to such term in Section 2.19(a).

            "Type", when used in respect of any Loan or Borrowing, shall refer to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) in the case of a Borrowing comprised of Revolving Loans, the Adjusted LIBO Rate or the Alternate Base Rate, or (b) in the case of a Swingline Loan, the Swingline Rate.

            "Unrestricted Subsidiaries" shall mean (a) those foreign organized Subsidiaries of the Borrower listed on Schedule 1.1A, (b) each other foreign organized Subsidiary of the Borrower which the Borrower designates from time to time as an "Unrestricted Subsidiary" and which the Borrower has given prior written notice thereof to the Administrative Agent and the Lenders, provided that (i) at the time of each such designation and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) no such designation may occur in any fiscal year (the "current year") if, immediately after giving effect thereto, the consolidated revenue (determined in accordance with GAAP) during the immediately preceding fiscal year (the "prior year") of the Subsidiary so being designated, together with the aggregate revenue during the prior year of all Subsidiaries of the Borrower so designated in the current year (determined, in the case of each such Subsidiary, on a consolidated basis in accordance with GAAP), represents more than 25% of the consolidated revenue (determined in accordance with GAAP) of the Borrower and its Subsidiaries during the prior year (provided, further, that, notwithstanding anything to the contrary in any Loan Document, in the event the Borrower shall complete, directly or through a Restricted Subsidiary, a permitted acquisition or disposition hereunder, or any Subsidiary is designated as an Unrestricted Subsidiary hereunder, in each case during the prior year, the consolidated revenue of the Borrower and its Subsidiaries during the prior year shall be determined, to the extent necessary, by computing such revenue on a pro forma basis as if, in the case of such acquisition or disposition, such acquisition or disposition, as the case may be, had been completed on the first day of the prior year, and as if, in the case of such designation, the relevant Subsidiary had been disposed of on the first day of the prior year), (c) each Subsidiary of any Unrestricted Subsidiary, and (d) each other Subsidiary of the Borrower which the Borrower and each Lender agree from time to time shall be designated as an Unrestricted Subsidiary hereunder.

            "Wholly-Owned Subsidiary" of any Person shall mean a subsidiary of such Person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the outstanding Capital Stock are, at the time any determination is being made, owned by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

            "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

      SECTION 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.5.

                                   ARTICLE II.

                                   The Credits


      SECTION 2.1. Revolving Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in the Loan Documents, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower in dollars, at any time and from time to time on or after the date hereof and until the earlier of (a) the Revolving Loan Maturity Date and (b) the termination of the Revolving Loan Commitment in accordance with the terms hereof, in an aggregate principal amount at any time up to such Lender's Pro Rata Percentage of the Revolving Loan Commitment, provided that the Borrower agrees that, notwithstanding anything in this Agreement or in any other Loan Document to the contrary, no Lender shall at any time be obligated to make any Loan if such Loan would result in the Total Exposure exceeding the Revolving Loan Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

      SECTION 2.2. Loans.

            (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Pro Rata Percentages; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.3. If the Revolving Loan Commitment has been reduced to zero, Swingline Loans shall not be available hereunder. Except for Loans deemed made pursuant to Sections 2.2(f), 2.3(c) or 2.3(d), the Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) with respect to any Borrowing, an integral multiple of $1,000,000 and not less than $3,000,000 or (ii) equal to the remaining available balance of the Revolving Loan Commitment.

            (b) Subject to Sections 2.9 and 2.14, each Borrowing shall be comprised entirely of a Swingline Loan or ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.3 or 2.4, as applicable; provided, however, that Borrowings on the Closing Date shall be comprised entirely of ABR Loans. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

            (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York, New York as the Administrative Agent may designate not later than 2:00 p.m., New York, New York time, and the Administrative Agent shall by 3:00 p.m., New York, New York time, credit the amounts so received to an account in the name of the Borrower, maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders, provided that Swingline Loans shall be made in accordance with the procedures set forth in Section 2.3.

            (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, paragraph (f) below or Section 2.3(c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

            (e) The Borrower acknowledges that if the Borrower requests any Eurodollar Borrowing with an Interest Period that would end after the Revolving Loan Maturity Date, a Breakage Event will occur on the Revolving Loan Maturity Date, as applicable, and the Borrower will be obligated to indemnify the Lenders in accordance with the terms of Section 2.15.

            (f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.21(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York, New York time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York, New York time, on any day, not later than 10:00 a.m., New York, New York time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.21(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to ABR Loans pursuant to Section 2.7, and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

      SECTION 2.3. Swingline Loans

            (a) Subject to the terms and conditions and relying upon the representations and warranties set forth in the Loan Documents, the Swingline Lender agrees to make Swingline Loans to the Borrower in dollars, at any time and from time to time on or after the date hereof and until the fifth Business Day preceding the Revolving Loan Maturity Date, in an aggregate principal amount at any time outstanding that would not result in the Swingline Exposure exceeding $15,000,000 or the Total Exposure exceeding the Revolving Loan Commitment, provided that the Swingline Lender shall not be obligated to make a Swingline Loan to refinance an outstanding Swingline Loan. Notwithstanding the foregoing, the Swingline Lender shall not be required to make a Swingline Loan if (i) prior thereto or simultaneously therewith the Borrower shall not have borrowed Revolving Loans, (ii) any Lender shall be in default of its obligations under this Credit Agreement or (iii) the Administrative Agent or any Lender shall have notified the Swingline Lender and the Borrower in writing at least one Business Day prior to the proposed date of such Swingline Loan that the conditions set forth in
Section 4.1 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making of such Swingline Loan. Each Swingline Loan shall be due and payable on the maturity thereof, provided that in no event shall such maturity be later than the fifth Business Day preceding the Revolving Loan Maturity Date.

            (b) In order to request a Swingline Loan, the Borrower shall hand deliver or telecopy to the Administrative Agent and the Swingline Lender a duly completed request therefor not later than 2:00 p.m., New York, New York time, on the date (which shall be a Business Day) of the proposed Swingline Loan. Each such request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) the date of the Swingline Loan being requested (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; (iii) the amount of such Swingline Loan; and (iv) the maturity date of such Swingline Loan which shall be not later than ten Business Days after the making of such Swingline Loan. The Swingline Lender will make the requested amount available promptly on that same day to the Administrative Agent (for the account of the Borrower as set forth in clause (ii) above) who, thereupon, will promptly make such amount available to the Borrower in like funds as provided therein. Each Swingline Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000.

            (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York, New York time, on any Business Day notify the Administrative Agent that the Swingline Lender is requesting that the Lenders make an ABR Borrowing in an amount equal to the outstanding principal balance of and accrued interest on the Swingline Loans, in which case (i) the Administrative Agent will promptly notify each Lender and the Borrower of the details thereof and of the amount of such Lender's Revolving Loan to be made as part of such ABR Borrowing, and (ii) each Lender shall make the Revolving Loan to be made by it under this paragraph by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York, New York time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York, New York time, on any day, not later than 10:00 a.m., New York, New York time, on the immediately following Business Day), it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender, the proceeds of which shall be deemed to have been applied to the payment of the outstanding principal balance of and accrued interest on the Swingline Loans, and the Administrative Agent will promptly pay to the Swingline Lender amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Swingline Lender any amounts received by it from the Borrower in payment of the outstanding principal balance of and/or accrued interest on the Swingline Loans pursuant hereto prior to the time that any Lender makes any payment pursuant to this paragraph (c); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Swingline Lender, as their interests may appear. If any Lender shall not have made its ABR Loan available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (A) in the case of the Borrower, a rate per annum equal to the interest rate applicable to ABR Loans pursuant to Section 2.7, and (B) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate. Each Lender acknowledges and agrees that its obligation to make Revolving Loans pursuant to this paragraph
(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Revolving Loan Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (d) If the Borrower fails to make any payment with respect to a Swingline Loan, or if any such sum paid by the Borrower is required to be refunded to the Borrower for any reason, the Administrative Agent will promptly notify each Lender of the applicable Swingline Loan, the payment then due from the Borrower in respect thereof and such Lender's Pro Rata Percentage thereof. Each Lender shall purchase a participation in such Swingline Loan by paying by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York, New York time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York, New York time, on any day, not later than 10:00 a.m., New York, New York time, on the immediately following Business Day) an amount equal to such Lender's Pro Rata Percentage of such Swingline Loan (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender, the proceeds of which shall be deemed to have been applied to the payment of the outstanding principal balance of and accrued interest on the Swingline Loans), and the Administrative Agent will promptly pay to the Swingline Lender amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Swingline Lender any amounts received by it from the Borrower in payment of the outstanding principal balance of and/or accrued interest on such Swingline Loan pursuant hereto prior to the time that any Lender makes any payment pursuant to this paragraph (d); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Swingline Lender, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such Swingline Loan available to the Administrative Agent as provided above, such Lender agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Swingline Loans is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Revolving Loan Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

      SECTION 2.4. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.2(f), 2.3(c) or 2.3(d), as to which this Section 2.4 shall not apply), the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York, New York time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York, New York time on the date (which shall be a Business Day) of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing (it being understood that the Borrowing on the Closing Date shall be an ABR Borrowing);
(ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.2(c)); (iv) the amount of such Borrowing; (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; and (vi) if the Borrower has complied with the condition set forth in Section 2.2(b), provided, however, that notwithstanding any contrary specification in any Borrowing Request, each Swingline Loan shall comply with the requirements of Section 2.3. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.4 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

      SECTION 2.5. Evidence of Debt; Repayment of Loans.

            (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of the Lenders, the then unpaid principal amount of each Revolving Loan on the Revolving Loan Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the maturity date selected by the Borrower for such Swingline Loan or, if earlier, the Revolving Loan Maturity Date.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

            (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of Borrowing and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

            (e) As evidence of the Loans hereunder, on the Closing Date the Borrower shall deliver (i) to each Lender one promissory note evidencing its Loans (other than Swingline Loans) made hereunder and (ii) to the Swingline Lender, one promissory note evidencing the Swingline Loans. Such promissory notes will evidence each Lenders' Loan, its L/C Exposure, its Swingline Exposure and, in the case of the Swingline Lender, each Swingline Loan.

      SECTION 2.6. Fees.

            (a) The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitment shall be terminated as applicable and as provided herein, a fee (an "L/C Participation Fee") calculated on such Lender's Pro Rata Percentage of the average daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Loan Maturity Date, or the date on which all Letters of Credit have been canceled or have expired and the Revolving Loan Commitment shall have been terminated) at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Borrowings comprised of Eurodollar Loans pursuant to Section 2.7, and (ii) to the Issuing Bank, with respect to each Letter of Credit, the fronting fees payable in the amounts and at the times separately agreed upon by the Borrower and the Issuing Bank and the standard issuance and drawing fees specified from time to time by the Issuing Bank (the "Issuing Bank Fees"). Subject to Section
9.9 and Applicable Law, all L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable.

            (b) Subject to Section 9.9, commencing on September 30, 2000 and continuing on the last day of March, June, September and December of each year on and until the date on which the Revolving Loan Commitment shall be terminated as provided herein, the Borrower shall pay, in arrears, to the Administrative Agent, for the account of the Lenders, facility fees (the "Facility Fees") on the average daily amount of the Revolving Loan Commitment at a per annum rate (the "facility fee rate") based on the Leverage Ratio for the most recently completed full fiscal quarter as set forth below:

                   Leverage Ratio                                     Facility Fee Rate
                   --------------                                     -----------------
Category 1
Greater than or equal to 3.00 to 1.00                                       0.300%

Category 2
Greater than or equal to 2.50 to 1.00 but less than
3.00 to 1.00                                                                0.250%

Category 3
Greater than or equal to 2.00 to 1.00 but less than
2.50 to 1.00                                                                0.200%

Category 4
Greater than or equal to 1.00 to 1.00 but less than
2.00 to 1.00                                                                0.175%

Category 5
Less than 1.00 to 1.00                                                     0.150%.

Except as set forth below, the Leverage Ratio utilized for purposes of determining the facility fee rate shall be that in effect as of the last day of the most recent fiscal quarter of the Borrower in respect of which financial statements have been delivered pursuant to this Agreement. The facility fee rate from time to time in effect shall be based on the Leverage Ratio from time to time in effect, and each change in the facility fee rate resulting from a change in (or the initial establishment of) the Leverage Ratio shall be effective with respect to the facility fee rate outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.4(a) or (b) indicating such change to and including the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, at all times during the period commencing on the Closing Date and ending on the date that is one year thereafter, at all times during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.4(a) or (b), and at all times after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall, in each case, be deemed to be in Category 1 above. Subject to Section 9.9 and Applicable Law, all Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable.

            (c) The Obligors agree to pay to the Administrative Agent, the Lenders, the Issuing Bank, the Syndication Agent, the Documentation Agents, the Swingline Lender and/or any Affiliates thereof, for their own respective accounts, fees and other amounts payable in the amounts and at the times separately agreed upon between or among them.

            (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the appropriate parties, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable, except in accordance with the provisions of Section 9.9.

      SECTION 2.7. Interest on Loans.

            (a) Subject to the provisions of Section 2.8, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

            (b) Subject to the provisions of Section 2.8, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing in effect from time to time.

            (c) Subject to the provisions of Section 2.8, each Swingline Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days) at the Swingline Rate applicable to such Swingline Loan.

            (d) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

      SECTION 2.8. Default Interest. Notwithstanding any other provision of this Agreement and the other Loan Documents (except Section 9.9) to the contrary, if there shall exist any Event of Default hereunder, at the election of the Required Lenders by written notice to the Borrower, the Borrower shall pay interest on the Obligations to but excluding the date of actual payment (after as well as before judgment) at a rate per annum equal to the sum of the Alternate Base Rate plus 1.00% (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times).

      SECTION 2.9. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to
Section 2.4 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

      SECTION 2.10. Termination and Reduction of the Revolving Loan Commitment.

            (a) Maturity Dates. The Revolving Loan Commitment shall automatically terminate on the Revolving Loan Maturity Date. Each of the L/C Commitment and the

Swingline Commitment shall terminate upon the termination of the Revolving Loan Commitment.

            (b) Voluntary Reduction of the Revolving Loan Commitment. Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent (specifying the amount of reduction), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Loan Commitment; provided, however, that (i) each partial reduction shall be in an integral multiple of $500,000 and in a minimum amount of $5,000,000 and (ii) the Revolving Loan Commitment shall not be reduced to an amount that is less than the Total Exposure.

            (c) Total Exposure in Excess of the Revolving Loan Commitment. If, as a result of any reduction of the Revolving Loan Commitment, the Total Exposure exceeds the Revolving Loan Commitment, then the Borrower shall, on the date of such reduction, (i) first, repay or prepay Loans (other than Swingline Loans), (ii) second, cash collateralize outstanding Letters of Credit and (iii) third, repay or prepay Swingline Loans, each in accordance with this Agreement in an aggregate principal amount sufficient to eliminate such excess.

            (d) Revolving Loan Commitment Reductions Due to Asset Dispositions. The Revolving Loan Commitment shall be automatically and permanently reduced by any Loan prepaid pursuant to Section 2.12(c) on the date of such prepayment, in an amount equal to the amount of such prepayment.

            (e) Revolving Loan Commitment Reductions Generally. Each reduction in the Revolving Loan Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Pro Rata Percentages of the Revolving Loan Commitment. The Borrower shall pay, to the Administrative Agent, for the account of the applicable Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Revolving Loan Commitment so terminated or reduced accrued to but excluding the date of such termination or reduction.

      SECTION 2.11. Conversion and Continuation of Borrowings.

            (a) Provided that such conversion or continuation is not otherwise prohibited by this Agreement, the Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (x) not later than 2:00 p.m., New York, New York time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (y) not later than 1:00 p.m., New York, New York time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or, at the end of the current Interest Period, to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (z) not later than 1:00 p.m., New York, New York time, three Business Days prior to conversion, at the end of the current Interest Period, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following: (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing; (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.2(a) and 2.2(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion; (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15; (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing; (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and (vii) after the occurrence and during the continuance of a Default or an Event of Default, no outstanding Loan may be converted into, or continued for an additional Interest Period as, a Eurodollar Loan. This Section shall not apply to Swingline Loans which may not be converted or continued.

            (b) Each notice pursuant to this Section 2.11 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day), and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.11 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.11 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.11 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

      SECTION 2.12. Prepayment.

            (a) Voluntary Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, (i) in the case of ABR Loans, not later than 12:00 p.m., New York, New York time, on the date of the proposed prepayment, by written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent; provided however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000, (ii) in the case of Eurodollar Loans, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent before 12:00 p.m., New York, New York time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000, and (iii) in the case of Swingline Loans, upon at least one Business Day's prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent before 12:00 p.m., New York, New York time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $100,000.

            (b) Mandatory Prepayment and Cash Collateralization. In the event of any termination of the Revolving Loan Commitment, the Borrower shall repay or prepay all its outstanding Loans (and irrevocably cash collateralize the L/C Exposure in the manner contemplated by Section 2.21(j)) on the date of such termination. In the event of any partial reduction of the Revolving Loan Commitment, then (i) at or prior to the effective date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the aggregate amount of Total Exposure after giving effect thereto and (ii) if such amount would exceed the Revolving Loan Commitment after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, repay or prepay Borrowings (and/or irrevocably cash collateralize the L/C Exposure in the manner contemplated by Section 2.21(j)) in an amount sufficient to eliminate such excess.

            (c) Asset Dispositions. Whenever and on each occasion that the Borrower or any Restricted Subsidiary of the Borrower receives Net Cash Proceeds from an Asset Disposition (this provision shall not in and of itself permit the Borrower to consummate any Asset Disposition) (not including any transaction in which the Borrower transfers control through a sale, corporate transaction or other disposition, of the hotel contracts and related assets for its hotel customers outside of the United States) which, when taken together with all such Net Cash Proceeds received on and after the Closing Date, exceeds 15% of Consolidated Tangible Assets on any such date of receipt (any such Net Cash Proceeds in excess of such amount being referred to as "excess proceeds"), the Borrower will, substantially simultaneously with (and in any event not later than the Business Day following) the receipt of such excess proceeds, pay to the Administrative Agent (for application to the prepayment of (i) first, the Swingline Loans and (ii) second, Revolving Loans) an amount equal to such excess proceeds. The Revolving Loans so prepaid will result in an automatic and permanent reduction of the Revolving Loan Commitment in an amount equal to the amount of such prepayment.

            (d) Escrow Amounts for Repayment of Eurodollar Borrowings. In the event the amount of any prepayment required to be made under this Section shall exceed the aggregate principal amount of the applicable outstanding ABR Loans (the amount of any such excess being called the "escrow amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans and to deposit an amount equal to the escrow amount with the Administrative Agent in a cash collateral account maintained by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the Obligations and applied, in accordance with this Section, to the prepayment of outstanding Eurodollar Loans at the end of the current Interest Periods applicable thereto and outstanding Swingline Loans at the applicable maturities thereof. On any Business Day on which (i) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day and (ii) the Borrower shall have delivered to the Administrative Agent a written request or telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Permitted Investments specified in such request, the Administrative Agent shall use its reasonable efforts to invest such remaining collected amounts in such Permitted Investments; provided, however, that the Administrative Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Permitted Investment shall mature after the end of the Interest Period or maturity date for which it is to be applied. The Borrower shall not have the right to withdraw any amount from such cash collateral account until such Eurodollar Loans and/or such Swingline Loans, as the case may be, and accrued interest thereon, are paid in full or if a Default or Event of Default then exists or would result.

            (e) Notice of Voluntary Prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid. Each such notice shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to
Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

            (f) Prepayment as a Result of the Total Exposure in Excess of the Revolving Loan Commitment. Whenever and on each occasion that the Total Exposure exceeds the Revolving Loan Commitment, the Borrower will immediately (i) first, repay or prepay Swingline Loans, (ii) second, cash collateralize outstanding Letters of Credit and (iii) third, repay or prepay all Loans (other than Swingline Loans), each in accordance with this Agreement in an aggregate principal amount sufficient to eliminate such excess.

      SECTION 2.13. Reserve Requirements; Change in Circumstances.

            (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in any Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of Law) shall change the basis of taxation of payments to any Lender or the Issuing Bank of the principal of or interest on any Eurodollar Loan or Swingline Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income (including franchise taxes on net income, branch profit taxes and alternate minimum income taxes) of such Lender or the Issuing Bank by the jurisdiction in which such Lender or the Issuing Bank is incorporated or has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any reserve requirement under Regulation D of the Board (as from time to time in effect and all official rulings and interpretations thereunder or thereof) with respect to eurocurrency liabilities (as that term is defined in such Regulation D), including any basic, supplemental, emergency or marginal reserves) against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO
Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans or Swingline Loans made by such Lender or any Letter of Credit, or any participation in any thereof, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or Swingline Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit, or purchasing or maintaining a participation in any thereof, or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder with respect to any Eurodollar Loan, Swingline Loan or Letter of Credit, as applicable, whether of principal, interest or otherwise, by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

            (b) If any Lender or the Issuing Bank shall have determined that the adoption after the date hereof of any Law, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such Law, agreement or guideline (regardless of whether the change in such Law, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Issuing Bank or any Lender's or the Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of Law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit or Swingline Loans purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company, as the case may be, for any such reduction suffered.

            (c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the basis for computation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

            (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided, however, that in no event shall the Borrower be obligated to make any payment under this Section 2.13 in respect of increased costs incurred prior to the period commencing 90 days prior to the date on which demand for compensation in respect of such increased costs is first made. In addition, the Borrower shall not incur liability for additional amounts with respect to changes in the basis of taxation described above for periods of time before such Lender or Issuing Bank becomes aware of the change in such basis except in the case of any retroactive application of such a change. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Law, agreement, guideline or other change or condition that shall have occurred or been imposed.

      SECTION 2.14. Change in Legality.

            (a) Notwithstanding any other provision of this Agreement or any other Loan Document, if, after the date hereof, any change in any Law or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent: (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

            (b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

      SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of
(a) any event, other
than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.11) not being made after notice of any such Loan shall have been given by the Borrower hereunder for any reason other than default by a Lender (any of the events referred to in this clause (a) being called a "Breakage Event") or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (A) its cost of obtaining funds (not including any Applicable Margin) for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Eurodollar Loan over (B) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any such Lender shall be delivered to the Borrower and shall be conclusive absent manifest error, so long as such certificate sets forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 and the basis of computation of the amount or amounts necessary to compensate such Lender.

      SECTION 2.16. Pro Rata Treatment. Except as required under Section 2.14, each Borrowing (other than a Swingline Loan), each payment or prepayment of principal of any Borrowing (other than a Swingline Loan), each payment of interest on the Loans (other than Swingline Loans), each payment of the Facility Fees, each reduction of the Revolving Loan Commitment and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Pro Rata Percentages of the Revolving Loan Commitment (or, if the Revolving Loan Commitment shall have expired or been terminated, in accordance with the sum of the respective principal amounts of their outstanding Revolving Loans, Swingline Exposures and L/C Exposures). For purposes of determining the available Revolving Commitment of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Commitment in accordance with each Lender's Pro Rata Percentage of the Revolving Commitment. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

      SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any Debtor Relief Law or other similar Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements or Swingline Loans shall be proportionately greater than the unpaid principal portion of the Loans and participations in L/C Disbursements and Swingline Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans, L/C Exposure and Swingline Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans, L/C Exposure, Swingline Exposure and participations in Loans, L/C Exposure and Swingline Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans, L/C Exposure and Swingline Exposure then outstanding as the principal amount of its Loans, L/C Exposure and Swingline Exposure prior to such exercise of a right of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans, L/C Exposure and Swingline Exposure outstanding prior to such exercise of a right of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this
Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

      SECTION 2.18. Payments.

            (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder not later than 1:00 p.m., New York, New York time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and payments in respect of the Swingline Loans as expressly provided herein) shall be made to the Administrative Agent at its offices at One Wall Street, New York, New York.

            (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

      SECTION 2.19. Taxes.

            (a) Subject to Section 2.19(g), any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto excluding (i) income taxes imposed on the net income (including branch profit taxes and alternative minimum income taxes of the Administrative Agent, any Lender or the Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")), (ii) franchise taxes imposed on the net income of the Administrative Agent, any Lender or the Issuing Bank (or any Transferee), in each case by the jurisdiction under the Laws of which the Administrative Agent, such Lender or the Issuing Bank (or such Transferee) is organized or any political subdivision thereof or by the jurisdiction in which the applicable lending or issuing office of the Administrative Agent, such Lender or the Issuing Bank (or such Transferee) is located or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charge, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent, any Lender or the Issuing Bank (or any Transferee), (A) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) the Administrative Agent, such Lender or the Issuing Bank (or such Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement and the other Loan Documents ("Other Taxes").

            (c) Subject to Section 2.19(g), the Borrower will indemnify the Administrative Agent, each Lender and the Issuing Bank (or any Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank (or such Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent, a Lender or the Issuing Bank (or a Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent, any Lender or the Issuing Bank (or any Transferee), as the case may be, makes written demand therefor.

            (d) If the Administrative Agent, a Lender or the Issuing Bank (or a Transferee) receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall within 30 days from the date of such receipt pay over to the Borrower (i) such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank (or such Transferee) and
(ii) interest paid by the relevant Governmental Authority with respect to such refund; provided, however, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank (or such Transferee), shall repay the amount paid over to the Borrower (plus penalties, interest or other charges) to the Administrative Agent, such Lender or the Issuing Bank (or such Transferee) in the event the Administrative Agent, such Lender or the Issuing Bank (or such Transferee) is required to repay such refunds to such Governmental Authority. If the Borrower determines in good faith that a reasonable basis exists for contesting any Tax or Other Tax, the Administrative Agent, such Lender, the Issuing Bank (or such Transferee), as applicable, shall cooperate with the Borrower in challenging such Tax or Other Tax at the Borrower's expense if requested by the Borrower (it being understood and agreed that the Administrative Agent, such Lender, the Issuing Bank (or such Transferee), as applicable, shall have no obligation to contest or responsibility for contesting such Tax or Other Tax).

            (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of any receipt actually issued by such Governmental Authority evidencing payment thereof.

            (f) Each Lender (or Transferee) that is organized under the Laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate containing representations regarding the status of such Non-U.S. Lender as not being a bank for purposes of Section 881(c) of the Code, as not being a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and as not being a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, United States Federal withholding tax on payments by the Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.19(f), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.19(f) that such Non-U.S. Lender is not legally able to deliver.

            (g) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this paragraph (g) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (B) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee) acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (g)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (f) above.

            (h) Nothing contained in this Section 2.19 shall require any Lender or the Issuing Bank (or any Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

            (i) Each Bank represents that, to the best of its knowledge, it is not a party to any "conduit financing arrangement" as defined under applicable Treasury Regulations promulgated under the Code.

            (j) Any Non-U.S. Lender that could become completely exempt from withholding of any tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof in respect of payment of any obligations due to such Non-U.S. Lender under this Agreement if such obligations were in registered form for United States Federal income tax purposes may request the Borrower (through the Administrative Agent), and the Borrower agrees thereupon, to exchange any promissory note(s) evidencing such obligations for promissory note(s) registered as provided in subsection (k) below (each a "Registered Note"). Registered Notes may not be exchanged for Notes that are not Registered Notes.

            (k) From and after the time, if any, when any Lender requests a Registered Note, the Borrower shall maintain, or cause to be maintained, a register on which it enters the name of each registered owner of the Lender Obligation(s) evidenced by a Registered Note. A Registered Note and the Lender Obligation(s) evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Registered Note and the Lender Obligation(s) evidenced thereby on such register (and each Registered Note shall expressly so provide). Any assignment or transfer of all or part of such Lender Obligation(s) and the Registered Note(s) evidencing the same shall be registered on such register only upon surrender for registration of assignment or transfer of the Registered Note(s) evidencing such Lender Obligation(s), duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Registered Note(s) in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s) pursuant to, in accordance with, and subject to the restrictions of,

Section 9.4. Prior to the due presentment for registration of assignment or transfer of any Registered Note, the Borrower and the Administrative Agent shall treat the Person in whose name such Lender Obligation(s) and the Registered Note(s) evidencing the same is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding any notice to the contrary. Such register shall be available for inspection by the Administrative Agent and any Lender at any reasonable time upon reasonable prior notice.

      SECTION 2.20. Assignment of the Revolving Loan Commitment Under Certain Circumstances; Duty to Mitigate.

            (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.19, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.4(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations which assignee may be another Lender, if a Lender accepts such assignment; provided that (A) such assignment shall not conflict with any Law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a portion of the Revolving Loan Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (C) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans and participations in L/C Disbursements and Swingline Loans of such Lender or the Issuing Bank plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.13 and Section 2.15); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or the Issuing Bank's claim for compensation under Section 2.13 or notice under Section 2.14 hereof or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under
Section 2.19, as the case may be, including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below, or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under
Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

            (b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.13, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.19, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (A) to file any certificate or document reasonably requested in writing by the Borrower or (B) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce accounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

      SECTION 2.21. Letters of Credit.

            (a) General. The Borrower may request the issuance of a Letter of Credit, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, appropriately completed, for the account of the Borrower, at any time and from time to time while the Revolving Loan Commitment remains in effect. The face amount of each Letter of Credit may never be greater than the lesser of (i) $15,000,000 and (ii) the amount by which the Revolving Loan Commitment exceeds the Total Exposure on the date of issuance. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or telecopy to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a completed Application and a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. In connection with a request for the issuance of a Letter of Credit, in the event of any inconsistency between the terms of any Application and the provisions of this Agreement, the provisions of this Agreement shall be controlling. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $15,000,000 and (ii) the Total Exposure (after giving effect to the issuance of such Letter of Credit) shall not exceed the Revolving Loan Commitment. The Issuing Bank shall not enter into any amendment of an outstanding Letter of Credit which has not been requested or approved in writing by the Borrower.

            (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date that is one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Loan Maturity Date, as applicable, unless such Letter of Credit
(i) expires by its terms on an earlier date or (ii) has a one-year tenor and provides for the renewal thereof for additional one-year periods, so long as such periods referred to in this clause (ii) shall not in any event expire at a date later than the date that is five Business Days prior to the Revolving Loan Maturity Date.

            (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.2(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York, New York time, on any Business Day, not later than 10:00 a.m., New York, New York time, on the immediately following Business Day.

            (f) Obligations Absolute. The Borrower's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

                  (i) any lack of validity or enforceability of any Letter of
            Credit or any other Loan Document, or any term or provision therein;

                  (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit, this Agreement or any other Loan Document;

                  (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Restricted Subsidiary of the Borrower or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

                  (iv) any draft or other document presented under a Letter of
            Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) payment by the Issuing Bank under a Letter of Credit
            against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

                  (vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

The foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any non-compliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank

            (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.

            (h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.8, at the rate per annum that would apply to such amount if such amount were an ABR Loan.

            (i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 90 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.6(a). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement,
(i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and (ii) references herein to the term "Issuing Bank", shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

            (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit thereof and of the amount to be deposited), or if the maturity of the Loans has been accelerated automatically pursuant to
Article VII, as a result of the happening of an event described in paragraph (g) or (h) thereof, forthwith, without notice of any kind, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to the L/C Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and, if so requested by the Borrower, shall invest the deposits therein in Permitted Investments. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest or profits, and all interest, if any, earned on such investments shall accumulate in such account. Moneys in such account shall
(i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Exposure representing greater than 50% of total L/C Exposure), be applied to satisfy other Obligations.

      SECTION 2.22. Incremental Facilities. The Borrower may at any time and from time to time prior to the date that is one year after the Closing Date, at its sole cost, expense and effort, request any one or more of the Lenders (the decision to be within the sole and absolute discretion of each Lender), or any other Person or Persons reasonably satisfactory to the Administrative Agent, to commit to provide one or more revolving credit facilities and/or term loan facilities to the Borrower (each an "incremental facility"), by hand delivering or telecopying to the Administrative Agent a duly completed request therefor not later than 45 days prior to the anticipated closing date of such incremental facility, (a) specifying the nature thereof as a revolving facility and/or a term loan facility, the aggregate amount of all commitments to be provided thereunder, the Lenders or other Person(s) agreeing to provide such incremental facility (each an "incremental lender"), and the anticipated closing date thereof, and (b) attaching the term sheet and related documents with respect to such incremental facility. If such request is in all respects reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received such other information relating to such incremental facility as it shall reasonably request, then (i) the Administrative Agent shall execute such request and deliver a copy thereof to the Borrower and each Lender and (ii) the Administrative Agent, the Obligors and the relevant incremental lenders shall execute and deliver such amendments, supplements and other modifications to the Loan Documents (copies of which shall be delivered by the Administrative Agent to each Lender promptly after the effectiveness thereof) as shall be necessary to include such incremental facility hereunder and under the other Loan Documents, provided, however, that (A) immediately before and after giving effect to each incremental facility, no Event of Default or Default shall have occurred and be continuing, (B) immediately after giving effect to each incremental facility, the aggregate amount of all commitments to be provided thereunder shall not be less than $25,000,000, (C) at no time shall the aggregate lending exposure under all incremental facilities exceed $100,000,000,
(D) the Administrative Agent shall have received such certificates, legal opinions and other items as it shall reasonably request in connection with each incremental facility, (E) no incremental facility may be represented or otherwise included under the Loan Documents on a greater than pro rata basis with the Revolving Loans and each prior incremental facility with respect to any mandatory prepayment or other mandatory exposure reduction (including any such prepayment or reduction relating to Asset Dispositions), any collateral security (including any cash collateral deposited under Section 2.21(j) and any amounts escrowed under Section 2.12(d)), or any matter requiring the vote of the Required Lenders, and (F) each incremental facility shall be required to share, on at least a pro rata basis with the Revolving Loans and each prior incremental facility, in the obligations of the Lenders to indemnify the Administrative Agent.

                                  ARTICLE III.

                         Representations and Warranties

                  The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders that:

      SECTION 3.1. Organization; Powers. The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, the other Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

      SECTION 3.2. Authorization. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party and the borrowings hereunder (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate, partnership or other analogous and, if required, equityholder action and (b) will not (i) violate (A) any provision of Law, statute, rule or regulation, or of the certificate or articles of incorporation or other organizational documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary.

      SECTION 3.3. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally. All other Loan Documents have been duly executed and delivered by the Borrower and the other Obligors and each constitutes a legal, valid and binding obligation of the Borrower and the other Obligors, as appropriate, enforceable against the Borrower and the other Obligors, as appropriate, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally.

      SECTION 3.4. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect.

      SECTION 3.5. Financial Statements. The Borrower has heretofore furnished to the Lenders its balance sheets and statements of operations, stockholders' equity and cash flows (a) as of and for the fiscal year ended December 31, 1999, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (b) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2000. Such financial statements present fairly the financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of such entities as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis. The operating performance projections submitted prior to the Closing Date by the Borrower to the Administrative Agent for the years 2000 through 2005 were prepared in good faith, and management believes them to be based on reasonable assumptions and to fairly present the projected financial position and results of operations of the Borrower and the Restricted Subsidiaries based upon management's good faith estimates about the business, the relevant industries and the general economy as of the date of such projections. The parties hereto understand that such projections were not prepared as part of the Borrower's customary planning process, have not been subject to the same level of scrutiny and review as the Borrower undertakes in its annual business planning and budgeting process, and have not been reviewed and approved by the Borrower's Board of Directors.

      SECTION 3.6. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, financial condition, or material agreements of the Borrower and the Restricted Subsidiaries, taken as a whole, since December 31, 1999.

      SECTION 3.7. Title to Properties; Possession Under Leases.

            (a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.2.

            (b) Each of the Borrower and the Restricted Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

            (c) Each of the Borrower and its Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      SECTION 3.8. Subsidiaries. Schedule 3.8 sets forth as of the date hereof a list of all Subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein. As of the date hereof, the shares of Capital Stock or other ownership interests so indicated on Schedule 3.8 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens.

      SECTION 3.9. Litigation; Compliance with Laws.

            (a) Except as set forth on Schedule 3.9, there are not any actions, suits or proceedings at Law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary of the Borrower or any business, property or rights of any such Person (i) that involve this Agreement or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

            (b) None of the Borrower or any of its Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

      SECTION 3.10. Agreements.

            (a) Neither the Borrower nor any of its Subsidiaries is a party to any agreement or subject to any corporate, partnership or other analogous restriction that, since December 31, 1999, has resulted or could reasonably be expected to result in a Material Adverse Effect, except as disclosed on Schedule 3.10.

            (b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

      SECTION 3.11. Federal Reserve Regulations.

            (a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof).

            (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X, in each case as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary of the Borrower is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

      SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only (a) for the refinancing of existing indebtedness and other obligations under the Existing Credit Documents, (b) to fund strategic acquisitions and mergers (and other similar corporate transactions which have the same effect as a merger or acquisition), in each case that are permitted by this Agreement and the other Loan Documents, (c) for working capital and (d) for other general corporate purposes.

      SECTION 3.14. Tax Returns. Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal, state, and material local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves.

      SECTION 3.15. No Material Misstatements. No written information, report, financial statement, exhibit or schedule prepared by the Borrower and furnished to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents, or included herein or delivered pursuant hereto, contained, contains or will contain when furnished any material misstatement of fact or omitted, omits or will omit when furnished to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

      SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower or any Subsidiary of the Borrower which would be material to the Borrower and its Subsidiaries on a consolidated basis.

      SECTION 3.17. Solvency.

            (a) Immediately after the consummation of the Transactions and the other transactions to occur on the Closing Date and immediately following the making of each Loan made and the issuance of each Letter of Credit issued and after giving effect to the application of the proceeds thereof, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(iii) each of the Obligors will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each of the Obligors will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

            (b) The Borrower does not intend to, and does not believe that it or any Subsidiary of the Borrower will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

      SECTION 3.18. Insurance. The Borrower and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

      SECTION 3.19. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign Law dealing with such matters. All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions to be consummated on or prior to the Closing Date will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

      SECTION 3.20. Environmental Matters. Except as set forth in Schedule 3.20:
(a) the properties owned, operated or leased by the Borrower and its Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect; (b) all Environmental Permits have been obtained and are in effect with respect to the Properties and operations of the Borrower and its

Subsidiaries, and the Properties and all operations of the Borrower and its Subsidiaries are in compliance, and in the last two years have been in compliance, with all Environmental Laws and all necessary Environmental Permits, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (c) neither the Borrower nor any of its Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the operations of the Borrower or its Subsidiaries or with regard to any Person whose liabilities for environmental matters the Borrower or any of its Subsidiaries has retained or assumed, in whole or in part, contractually, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Borrower or any of its Subsidiaries have knowledge that any such notice will be received or is being threatened; and (d) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law, nor have the Borrower or its Subsidiaries retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

      SECTION 3.21. Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Closing Date and at and as of the date of each borrowing of a Loan (which, for purposes of this Section, shall in no event include any conversion or continuation under Section 2.11) and each issuance of a Letter of Credit, and each shall be true and correct when made, except to the extent (a) previously fulfilled in accordance with the terms hereof, (b) subsequently inapplicable, or (c) previously waived in writing by the Administrative Agent, the Issuing Bank and Lenders with respect to any particular factual circumstance. The representations and warranties made under this Agreement and the other Loan Documents shall be deemed applicable to each Subsidiary of the Borrower, if applicable, as of the formation or acquisition of such Subsidiary and at and as of each date the representations and warranties are remade pursuant to this provision. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Administrative Agent, the Issuing Bank and the Lenders, any investigation or inquiry by the Administrative Agent, the Issuing Bank or any Lender, or by the making of any Loan or the issuance of any Letter of Credit under this Agreement and the other Loan Documents.

                                   ARTICLE IV.

                              Conditions of Lending

            The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

      SECTION 4.1. All Credit Events. On the date of each borrowing, and on the date of each issuance of a Letter of Credit (each such event being called a "Credit Event"):

            (a) The Administrative Agent shall have received a request for such Borrowing as required by Section 2.3 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Section 2.4), or, in the case of the issuance of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a duly completed Application and a notice requesting the issuance of such Letter of Credit, as required by Section 2.21(b).

            (b) The representations and warranties set forth in Article III and the other representations and warranties of the Obligors in the Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and there shall have occurred no event which caused a Material Adverse Effect.

            (c) Each of the Borrower and its Subsidiaries shall be in compliance in all material respects with the terms and provisions set forth herein and in the other Loan Documents on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.1.

      SECTION 4.2. First Credit Event. On the Closing Date:

            (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of Sherman & Howard L.L.C. in connection with the Transactions in each case (i) dated the Closing Date, and (ii) covering such matters relating to this Agreement and the Transactions as the Administrative Agent shall reasonably request in form reasonably acceptable to the Administrative Agent and its counsel, and the Borrower hereby requests and instructs such counsel to deliver such opinion. Such opinion shall be addressed to the Issuing Bank, the Administrative Agent and the Lenders.

            (b) All legal matters incident to this Agreement, the other Loan Documents, the Borrowings, the Transactions and the extensions of credit hereunder shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.

            (c) The Administrative Agent shall have received (i) a certificate of the Secretary or Assistant Secretary, or other analogous counterpart, of each Obligor, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of its certificate or articles of incorporation, by-laws or other analogous organizational documents, including all amendments thereto, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other analogous managing body of each Obligor authorizing the execution, delivery and performance of this Agreement, the other Loan Documents and the borrowings hereunder, as applicable, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that attached thereto is a certificate as to the good standing of each Obligor as of a recent date from the Secretary of State of the state of its organization, and (D) as to the incumbency and specimen signature of each officer executing this Agreement and the other Loan Documents, or any other document delivered in connection herewith or therewith, on behalf of each Obligor; (ii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or other analogous counterpart executing the certificate pursuant to clause (i) above; and (iii) such other documents as the Lenders, the Issuing Bank, the Swingline Lender, the Administrative Agent or Bryan Cave LLP, counsel for the Administrative Agent, may reasonably request.

            (d) The Lenders shall have received a duly completed certificate, dated the Closing Date and executed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.1, and demonstrating compliance by the Borrower with the provisions of Sections 6.9, 6.10 and 6.12.

            (e) Each of the Administrative Agent, the Lenders, the Issuing Bank, the Syndication Agent, the Documentation Agents, the Swingline Lender and their respective Affiliates shall have received all Fees and other amounts due and payable to it under the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

            (f) The Borrower shall have delivered duly executed and completed copies to each of the Lenders of each of the following documents and agreements, in form and substance satisfactory to each Lender: this Agreement executed by the Borrower and the Guarantee Agreement executed by each domestic organized Subsidiary of the Borrower that exists on the Closing Date. The Borrower shall have delivered a promissory note to each Lender (including a promissory note to the Swingline Lender), in form and substance satisfactory to such Lender, and any other Loan Document reasonably required by the Issuing Bank, the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document.

            (g) All governmental and third party approvals necessary or advisable in connection with the Transactions, and the continuing operations of the Borrower and the Restricted Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions, and the Administrative Agent shall have reasonably satisfactory evidence of the foregoing.

            (h) There shall not have occurred any material change in the capitalization (whether in debt or in equity), corporate structure or assets of the Borrower or any of its Subsidiaries, and the Administrative Agent shall have reasonably satisfactory evidence thereof.

            (i) No action, suit, litigation or similar proceeding by or before any Governmental Authority shall exist or, in the case of litigation by a Governmental Authority, be threatened, with respect to the Transactions contemplated thereby or otherwise, which would reasonably be likely to have a Material Adverse Effect, and the Administrative Agent shall have reasonably satisfactory evidence thereof.

            (j) The Borrower shall have fully repaid all indebtedness and other obligations owed by it under each of the Existing Credit Documents, and all commitments and other agreements thereunder or with respect thereto shall have been canceled or terminated, and the Administrative Agent shall have reasonably satisfactory evidence thereof or arrangements satisfactory to the Administrative Agent shall have been made by the Borrower to accomplish the foregoing concurrently with the initial Credit Event.


                                   ARTICLE V.

                              Affirmative Covenants

            The Borrower covenants and agrees with each Lender and the Issuing Bank that, so long as this Agreement shall remain in effect and until the Revolving Loan Commitment has been terminated and the Obligations have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, the Borrower will, and will cause each of the Restricted Subsidiaries to:

      SECTION 5.1. Existence; Businesses and Properties.

            (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.5.

            (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable Laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

      SECTION 5.2. Insurance. Keep its insurable properties insured in accordance with industry standards at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by Law.

      SECTION 5.3. Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

      SECTION 5.4. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender: (a) within 105 days after the end of each fiscal year, its consolidated and, in the event any Subsidiary has been designated as an Unrestricted Subsidiary hereunder, consolidating balance sheet and related consolidated and, in the event any Subsidiary has been designated as an Unrestricted Subsidiary hereunder, consolidating statements of operations, stockholders' equity and cash flows, showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal year and the results of their operations during such year, and a comparison of such financial position and results of operations as of the corresponding date and for the previous fiscal year, all audited (in the case of the consolidated financial statements) by Deloitte & Touche LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related consolidated statements of operations, stockholders' equity and cash flows showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, and a comparison of such financial position and results of operations as of the corresponding date and for the corresponding periods in the previous fiscal year, all certified by one of its Financial Officers as fairly presenting the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustment; (c) (i) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm opining on or certifying such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that no Event of Default has occurred and is continuing in respect of Sections 6.1, 6.2(h), 6.3, 6.4, 6.5, 6.6, 6.9, 6.10 and 6.12; and (ii) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and setting forth computations demonstrating compliance with the covenants contained in Sections 6.9, 6.10 and 6.12; (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements (other than on Form S-8) and other similar materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed generally to its equityholders, as the case may be; and (e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary of the Borrower, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent, the Issuing Bank or any Lender may reasonably request.

      SECTION 5.5. Litigation and Other Notices. Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following:

            (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

            (b) (i) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at Law or in equity or by or before any Governmental Authority, or (ii) the making of any written claim, in either case against the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

            (c) any development (including developments in pending litigation and developments in pending or threatened labor disruption) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

      SECTION 5.6. Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code and furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Borrower or any Subsidiary of the Borrower, or any combination thereof, in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

      SECTION 5.7. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, the Issuing Bank or any Lender, upon reasonable prior written notice, to visit and inspect the financial records and the properties of the Borrower or any Subsidiary of the Borrower at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Issuing Bank or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary of the Borrower with the officers thereof and (with the concurrence of the Administrative Agent) independent accountants therefor (provided that the Borrower has the right to have a representative present for any meeting with the Borrower's independent accountants).

      SECTION 5.8. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only (a) for the refinancing of existing indebtedness and other obligations under the Existing Credit Documents, (b) to fund strategic acquisitions and mergers (and other similar corporate transactions which have the same effect as a merger or acquisition), in each case that is permitted by this Agreement and the other Loan Documents, (c) for working capital and (d) for other general corporate purposes.

      SECTION 5.9. Compliance with Environmental Laws.

            (a) Comply, and exercise best efforts to cause all lessees and other Persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; and obtain and renew all material Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action to the extent required by and in accordance with Environmental Laws; provided, however, that none of the Borrower or any of its Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

            (b) If a Default caused by reason of a breach of paragraph (a) above or Section 3.20 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, a "Phase 1" environmental site assessment report for the Properties which are the subject of such default prepared by an environmental consulting firm acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Remedial Action in connection with such Properties.

      SECTION 5.10. Compliance with Material Contracts. Except as set forth in
Section 6.7, maintain in full force and effect (including exercising any available renewal option), and without amendment or modification, each material contract, unless the failure so to maintain any such material contract or replacement contract or contracts thereof (or any amendment or modification thereto) could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

      SECTION 5.11. Ownership of Restricted Subsidiaries; Additional Restricted Subsidiaries.

            (a) Notwithstanding anything in any Loan Document to the contrary, at all times own, directly or indirectly, through one or more Restricted Subsidiaries, securities or other ownership interests representing 100% of the ordinary voting power or of the general partnership interests of each Restricted Subsidiary.

            (b) If any domestic organized Subsidiary of the Borrower is formed or acquired after the Closing Date, notify the Administrative Agent and the Lenders in writing thereof within ten Business Days after the date on which such Subsidiary is formed or acquired and cause such Subsidiary to execute and deliver the Guarantee Agreement (or otherwise become a party thereto in the manner provided therein) within ten Business Days after the date on which such Subsidiary is formed or acquired.

                                   ARTICLE VI.

                               Negative Covenants

            The Borrower covenants and agrees with each Lender and the Issuing Bank that, so long as this Agreement shall remain in effect and until the Revolving Loan Commitment has been terminated and the Obligations have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full:

      SECTION 6.1. Indebtedness of the Borrower and the Restricted Subsidiaries. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, issue any Preferred Stock, or to issue, incur, create, assume or permit to exist any Indebtedness, except:

            (a) so long as there exists no Default or Event of Default immediately prior to and after giving effect to the incurrence of any such Indebtedness or the issuance of any such Preferred Stock, the Borrower may incur, create, assume or permit to exist unsecured Indebtedness or issue Preferred Stock;

            (b) Indebtedness of the Borrower or any Restricted Subsidiary for borrowed money, and Preferred Stock issued by the Borrower or any Restricted Subsidiary, in each case existing on the date hereof and set forth in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness, and Indebtedness under the Existing Credit Documents (provided that such Indebtedness is fully repaid on or before the Closing Date);

            (c) Indebtedness of any Restricted Subsidiary owed to the Borrower or to a Wholly-Owned Subsidiary of the Borrower that is also a Restricted Subsidiary, provided that such Indebtedness does not otherwise violate any provision of this Agreement or any other Loan Document; and

            (d) so long as there exists no Default or Event of Default immediately prior to and after giving effect to its incurrence, Indebtedness (whether secured or unsecured) of any Restricted Subsidiary up to an aggregate maximum amount outstanding at any one time for all such Indebtedness of $15,000,000.

      SECTION 6.2. Liens. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its property or assets (including stock or other securities of any Person, including any Restricted Subsidiary) now owned or hereafter acquired by it or them or on any income or revenues or rights in respect of any thereof, except:

            (a) Liens on property or assets of the Borrower and the Restricted Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided that such Liens shall secure only those obligations which they secure on the date hereof;

            (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary; provided that
(i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

            (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.3;

            (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.3, which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

            (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security Laws or regulations;

            (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

            (h) Liens on assets of the Restricted Subsidiaries securing Indebtedness of the Restricted Subsidiaries that is permitted to be incurred by
Section 6.1(d)

            (i) Liens on the Capital Stock of any Unrestricted Subsidiary, provided that the Indebtedness or other obligations or liabilities secured thereby shall be without recourse to the Borrower or any Restricted Subsidiary, or any of its assets or property (other than such Capital Stock), except as would otherwise be permitted under this Section.

      SECTION 6.3. Sale and Lease Back Transactions; Off-Balance Sheet Financings. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to:

            (a) Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that the Borrower or any Restricted Subsidiary may enter into (i) any operating lease, (ii) Equipment Lease Transactions permitted by paragraph (b) of this Section and (iii) Capital Lease Obligations secured by purchase money security interests permitted by Section 6.2(h) to finance the initial acquisition of real property, equipment or other assets.

            (b) Directly or indirectly enter into or be or become liable with respect to any Equipment Lease Transactions, other than Equipment Lease Transactions, provided that the aggregate amount of Attributable Debt at any time with respect to all Equipment Lease Transactions of the Borrower and all of the Restricted Subsidiaries does not exceed 20% of Consolidated Tangible Net Worth as of the last day of the most recently ended fiscal quarter.

      SECTION 6.4. Investments, Acquisitions, Loans and Advances. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, purchase, hold or acquire any Capital Stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, or make any acquisition of assets of any other Person as a going concern (each an "Investment"), except:

            (a) Investments existing on the date hereof and set forth in
Schedule 6.4;

            (b) Permitted Investments;

            (c) Investments consisting of loans or advances to (i) any Wholly-Owned Subsidiary that is a Restricted Subsidiary, provided that such loans or advances are not subordinated to any other Indebtedness or other obligations of such Restricted Subsidiary and rank pari passu with all senior, unsecured Indebtedness of such Restricted Subsidiary, or (ii) employees of the Borrower or the Wholly-Owned Subsidiaries that are Restricted Subsidiaries, provided that such loans or advances are made in the ordinary course of business and in accordance with company policy, and provided further that the proceeds of such loan or advance are used to finance employee related expenses (including relocation expenses and travel and entertainment expenses);

            (d) additional equity Investments in any Wholly-Owned Subsidiary of the Borrower that is also a Restricted Subsidiary, provided that, immediately after giving effect thereto, the ratio of such Restricted Subsidiary's consolidated liabilities (less borrowings by such

Restricted Subsidiary allowed and outstanding under this Agreement, deferred compensation, deferred income and allocation of income to minority interests in earnings of consolidated subsidiaries) to such Restricted Subsidiary's consolidated assets (determined in accordance with GAAP) shall be less than 1.00 to 4.00;

            (e) Investments consisting of non-cash consideration received in connection with a sale or disposition of assets permitted under Section 6.5;

            (f) Investments consisting of loans and advances to Jerome Kern in an aggregate principal amount not in excess of $45,000,000, provided that all of the proceeds of each such loan or advance are immediately contributed or otherwise paid to the Borrower in exchange for shares of its common stock; and

            (g) so long as there exists no Default or Event of Default immediately before and after giving effect thereto, Investments (other than Investments described in clauses (a) through (f) above) to the extent that, immediately after giving effect thereto, the aggregate amount of all such Investments made over the term of this Agreement does not exceed $40,000,000.

      SECTION 6.5. Mergers, Consolidations and Sales of Assets. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to:

            (a) merge into or consolidate with any Person, or permit any other Person to merge into or consolidate with it, provided that, if there exists no Default or Event of Default at the time thereof or immediately after giving effect thereto, (i) any Wholly-Owned Subsidiary that is also a Restricted Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Wholly-Owned Subsidiary that is also a Restricted Subsidiary may merge into or consolidate with any other Wholly-Owned Subsidiary that is also a Restricted Subsidiary in a transaction in which (A) the surviving entity is a Wholly-Owned Subsidiary that is also a Restricted Subsidiary and (B) no Person other than the Borrower or a Wholly-Owned Subsidiary that is also a Restricted Subsidiary receives any consideration; or

            (b) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any amount of Capital Stock of any Subsidiary of the Borrower, except that (i) the Borrower or any Restricted Subsidiary may sell or dispose of inventory, obsolete equipment and Permitted Investments in the ordinary course of business, (ii) if immediately before and after giving effect thereto no Event of Default or Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may sell or dispose of assets (not including Capital Stock in any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary) for fair market value outside the ordinary course of business (each an "Asset Disposition"), so long as the cumulative aggregate non-cash consideration for all Asset Dispositions made in reliance on this clause (ii) after the date hereof shall not exceed $10,000,000 in fair market value, and provided that the aggregate Net Cash Proceeds of all Asset Dispositions made hereunder are, to the extent they exceed 15% of Consolidated Tangible Assets as of the relevant dates of determination, applied in accordance with the terms of Section 2.12(c) to repay the Loans and reduce the Revolving Loan Commitment, (iii) in addition to clauses (i) and (ii) above, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may sell or dispose of the Capital Stock of any Unrestricted Subsidiary for fair market value, provided that (A) such sale or disposition shall be on a non-recourse basis (except that the Borrower or such Restricted Subsidiary may make commercially reasonable representations and warranties with respect to such equity interest that are normal and customary and except to the extent of any Guarantee permitted hereunder made by the Borrower or any Restricted Subsidiary in connection with such transaction) and
(B) notwithstanding anything in any Loan Document to the contrary, such sale or disposition shall, for all purposes hereof, constitute an Asset Disposition, and
(iv) in addition to clauses (i), (ii) and (iii) above, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, the Borrower may transfer control, through a sale, corporate transaction or other disposition, of the hotel contracts and related assets for its hotel customers outside of the United States.

      SECTION 6.6. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares or other units of its Capital Stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Restricted Subsidiary to purchase or acquire) any shares or other units of any class of its Capital Stock or set aside any amount for any such purpose (each a "Restricted Payment"); provided, however, that (a) any Restricted Subsidiary may declare and pay any Restricted Payment to another Wholly-Owned Subsidiary that is also a Restricted Subsidiary or to the Borrower, (b) so long as there exists no Default or Event of Default both before and after giving effect to such Restricted Payment, the Borrower may make redemptions or repurchases of its Capital Stock in connection with employee stock options or incentives upon termination of such employment, for an aggregate amount of consideration paid from and after the date hereof of up to $10,000,000, in connection with any employee stock option or incentive plans, (c) until the later of (i) January 1, 2003 and (ii) such time as the Leverage Ratio is less than 2.50 to 1.00 for three consecutive months and after giving effect to any proposed Restricted Payment, and so long as in each case there exists no Default or Event of Default both before and after giving effect to such Restricted Payment, the Borrower may make Restricted Payments which, in the aggregate for all such Restricted Payments over the term of this Agreement, do not exceed the sum of (A) $10,000,000 plus (B) Free Cash Flow over the term of this Agreement, and (d) after the later of (i) January 1, 2003, and (ii) such time as the Leverage Ratio is less than 2.50 to 1.00 for three consecutive months and after giving effect to any proposed Restricted Payment, and so long as in each case there exists no Default or Event of Default both before and after giving effect to such Restricted Payment, the Borrower may make Restricted Payments.

      SECTION 6.7. Transactions with Affiliates. Except in accordance with the terms of Section 6.6, the Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm's length basis from unrelated third parties.

      SECTION 6.8. Limitation on Restrictive Agreements. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, enter into any indenture, agreement, instrument, financing document or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon: (a) the granting of Liens, (b) the making or granting of Guarantees, (c) the payment of dividends or distributions, (d) the purchase, redemption or retirement of any Capital Stock, (e) the making of any other Restricted Payments, (f) the making of loans or advances, (g) transfers or sales of property or assets (including Capital Stock) by the Borrower or any of the Restricted Subsidiaries, other than restrictions on the granting of Liens on, or the transfer of, assets that are encumbered by Liens permitted under clauses (b) and (h) of Section 6.2 with respect to the property or assets covered by such Lien only, provided that (i) the foregoing shall not apply to restrictions and conditions existing on the date hereof and set forth in Schedule 6.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (ii) the foregoing shall not apply to restrictions or conditions imposed on the Borrower by any agreement relating to Indebtedness permitted by this Agreement, (iii) clause (a) of this Section shall not apply to restrictions or conditions imposed on any Restricted Subsidiary by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of this Section shall not apply to customary provisions in leases.

      SECTION 6.9. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to be more than the ratio set forth below for such period:


                   Quarter Ending                                                      Ratio
                   --------------                                                      -----
Closing Date through December 31, 2001                                           3.50 to 1.00
January 1, 2002 through December 31, 2002                                        3.25 to 1.00
Thereafter                                                                       3.00 to 1.00.


Notwithstanding anything to the contrary in any Loan Document, in the event that the Borrower shall complete, directly or through a Restricted Subsidiary, a permitted acquisition or disposition hereunder, or any Subsidiary is designated as an Unrestricted Subsidiary hereunder, the Leverage Ratio shall be determined thereafter, to the extent necessary, by computing such ratio on a pro forma basis as if, in the case of such acquisition or disposition, such acquisition or disposition, as the case may be, had been completed on the first day of the period of four consecutive fiscal quarters ending on the relevant dates indicated above occurring after the date of such acquisition or disposition, as the case may be, and as if, in the case of such designation, the relevant

Subsidiary had been disposed of on the first day of the period of four consecutive fiscal quarters ending on the relevant dates indicated above occurring after the date of such designation.

      SECTION 6.10. Coverage Ratio. The Borrower will not permit the Coverage Ratio as of the last day of any fiscal quarter to be less than 3.00 to 1.00.

      SECTION 6.11. Amendments to Organizational Documents. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, enter into any amendment of any term or provision, or accept any consent or waiver with respect to any such provision, of its articles of incorporation, by-laws, or other organizational documents, as applicable, in any manner that is material and adverse to the Issuing Bank or the Lenders.

      SECTION 6.12. Capital Expenditures. The Borrower will not permit Capital Expenditures made or obligated to be made by the Borrower and the Restricted Subsidiaries to exceed (i) $124,000,000, in respect of the fiscal year 2000,
(ii) $158,000,000, in respect of the fiscal year 2001, and (iii) $163,000,000, in respect of the fiscal year 2002.


                                  ARTICLE VII.

                                Events of Default

             In case of the happening of any of the following events ("Events of Default"):

            (a) any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries in, or in connection with, this Agreement or in any other Loan Document, or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or written information contained in any report, certificate, financial statement or other instrument prepared by the Borrower or any Subsidiary of the Borrower and furnished by the Borrower or any Subsidiary of the Borrower in connection with or pursuant to this Agreement or any other Loan Document, or in connection with any of the transactions contemplated to occur as of the Closing Date, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

            (b) default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

            (c) default shall be made in the payment of any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement, or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

            (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of the Borrower of any covenant, condition or agreement contained in Sections 5.1(a), 5.5, 5.8 or 5.11 or in Article VI;

            (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of the Borrower of any covenant, condition or agreement contained in this Agreement (other than those specified in paragraph
(b), (c) or (d) above) or in any other Loan Document and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

            (f) (i) the Borrower or any Restricted Subsidiary shall fail to pay or repurchase any principal or interest, regardless of amount, due in respect of any Indebtedness thereof in an aggregate principal amount in excess of $10,000,000, when and as the same shall become due and payable, or (ii) there shall occur any default with respect to any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, which default is not cured or waived within any applicable cure or grace period, if the effect of any such default referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due, or otherwise obligate the Borrower or such Restricted Subsidiary to repurchase such Indebtedness, in each case prior to its stated maturity;

            (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower or any Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary or (iii) the winding-up or liquidation of any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (h) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar Law,
(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary, or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
(vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

            (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Restricted Subsidiary, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;

            (j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower, any Restricted Subsidiary, or any combination thereof, in an aggregate amount exceeding $10,000,000; or

            (k) any of the following shall occur: (i) this Agreement, the Guarantee Agreement or any promissory note executed or delivered in connection with this Agreement (collectively, the "material agreements"), or any material provision of any thereof, shall, for any reason, not be valid and binding on any Obligor signatory thereto, or not be in full force and effect, or shall be declared to be null and void; or (ii) the validity or enforceability of any material agreement shall be contested by the Borrower, any Subsidiary of the Borrower, any other Obligor or any of their Affiliates; or (iii) any Obligor shall deny in writing that it has any or further liability or obligation under its respective material agreements; or (iv) any default or breach under any provision of any material agreement shall continue after the applicable grace period, if any, specified in such material agreement;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any one or more of the following actions, at the same or different times: (i) terminate forthwith the Revolving Loan Commitment, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of each Obligor accrued hereunder and under the other Loan Documents (including the L/C Exposure and the Swingline Exposure), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Obligor, anything contained in any Loan Document to the contrary notwithstanding or (iii) require cash collateral as contemplated by Section 2.21(j); and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Revolving Loan Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest hereon and any unpaid accrued Fees and all other liabilities of each Obligor accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Obligor, anything contained herein to the contrary notwithstanding. Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, to the extent any Default or Event of Default under paragraph (a), (d) or (e) above is due exclusively to the actions, inactions or misrepresentations with respect to any foreign Subsidiary of the Borrower, then such event shall not be a Default or Event of Default unless such event could also reasonably be expected to cause a Material Adverse Effect.

                                  ARTICLE VIII.

                            The Administrative Agent

            In order to expedite the transactions contemplated by this Agreement and the other Loan Documents, The Bank of New York is hereby appointed to act as Administrative Agent on behalf of the Lenders and the Issuing Bank. Each of the Lenders, the Issuing Bank and each assignee of any Lender or the Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) except as otherwise specifically provided herein, to receive on behalf of the Lenders and the Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and the Issuing Bank hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders and the Issuing Bank to the Borrower or any other Obligor of any Event of Default specified in this Agreement and the other Loan Documents of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any other Obligor pursuant to this Agreement and the other Loan Documents as received by the Administrative Agent.

            Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Obligor of any of the terms, conditions, covenants or agreements contained herein or in any other Loan Document. The Administrative Agent shall not be responsible to the Lenders or the Issuing Bank for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the other Loan Documents or any other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and the Issuing Bank. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Obligor on account of the failure of or delay in performance or breach by any Lender or the Issuing Bank of any of its obligations hereunder or to any Lender or the Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or the Issuing Bank or the Borrower or any other Obligor of any of their respective obligations hereunder or under the other Loan Documents or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and under the other Loan Documents and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

            The Lenders and the Issuing Bank hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.

            Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower, and may be removed at any time with or without cause by the action of all Lenders (other than Administrative Agent, if it is a Lender). Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After the Administrative Agent's resignation or removal hereunder, the provisions of this Article and Section 9.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

            With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if it were not Administrative Agent.

            Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Pro Rata Percentage of the Revolving Loan Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and
(b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document, or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent or any such other indemnified Person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such other indemnified Person.

            Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, or any related agreement or any document furnished hereunder or thereunder.

            Notwithstanding anything in any Loan Document to the contrary, neither the Documentation Agents nor the Syndication Agent, in each case acting in such capacity, shall have any duty or obligation under the Loan Documents.

                                   ARTICLE IX.

                                  Miscellaneous


            SECTION 9.1. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a)      if to the Borrower, to it at:

                           On Command Corporation
                           6331 San Ignacio Avenue
                           San Jose, California 95119
                           Attention: Mr. Paul Milley
                           Telephone No.: (408) 360-4888
                           Telecopy No.: (408) 360-4747;

                           With a copy to:

                           Sherman & Howard L.L.C.
                           633 Seventeenth Street
                           Denver, Colorado 80202
                           Attention: Steven D. Miller, Esq.
                           Telephone No.: (303) 299-8144
                           Telecopy No.: (303) 298-0940 and;

                  (b) if to the Administrative Agent or The Bank of New York, as Issuing Bank, to it at:

                           The Bank of New York
                           One Wall Street
                           New York, New York 10286
                           Attention: Ms. Renee Dudley
                           Telephone No.: (212) 635-4975
                           Telecopy No.: (212) 635-6365; and

                           With a copy to:

                           The Bank of New York
                           One Wall Street
                           New York, New York 10286
                           Attention: Mr. Stephen Nettler
                           Telephone No.: (212) 635-8699
                           Telecopy No.: (212) 635-8593; and

                  (c) if to either Documentation Agent, the Syndication Agent or a Lender, to the relevant institution at its address (or telecopy number) set forth on the signature pages hereto or, in the case of such Lender, in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement and the other Loan Documents shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 9.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1.

         SECTION 9.2. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Obligors herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans, and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Loan Commitment has not been terminated. The provisions of Sections 2.13, 2.15, 2.19 and 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or by the other Loan Documents, the repayment of any of the Loans, the expiration of the Revolving Loan Commitment, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

         SECTION 9.3. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         SECTION 9.4. Successors and Assigns.

                  (a) Whenever in this Agreement or any other Loan Document any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Issuing Bank or the Lenders that are contained in this Agreement and the other Loan Documents shall bind and inure to the benefit of their respective successors and assigns.

                  (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Pro Rata Percentage of the Revolving Loan Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, (A) the Borrower and the Administrative Agent (and, in the case of any assignment of a portion of the Revolving Loan Commitment, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld; provided, however, that the Borrower's consent shall not be required during the continuance of an Event of Default), (B) the amount of the Revolving Loan Commitment allocated to the assigning Lender that is subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to which such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender's Pro Rata Percentage of the Revolving Loan Commitment) and will not result in the unassigned portion, if any, of the assigning Lender's Pro Rata Percentage of the Revolving Loan Commitment being less than $5,000,000 (provided, however, that the $5,000,000 amounts referred to in this clause (i) shall be reduced ratably in accordance with any reductions in the Revolving Loan Commitment), and (C) each partial assignment shall be made as an assignment of a proportionate part (as provided in clause (i)(B) above) of all of the assigning Lender's rights and obligations under the Loan Documents, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.4, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof,
(x) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Loan Documents and
(y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.5, as well as to any Fees accrued for its account and not yet paid). The Borrower shall, at its expense, issue to the assignor and assignee new promissory notes, as applicable, in the respective amounts of each such Lender's Pro Rata Percentage in the Loans, each in the form of the promissory notes delivered by the Borrower on the Closing Date.

                  (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Pro Rata Percentage of the Revolving Loan Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrower or any Subsidiary of the Borrower or the performance or observance by the Borrower or any Subsidiary of the Borrower of any of its obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.5 or delivered pursuant to Section 5.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender, the Issuing Bank or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and of the other

Loan Documents, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

                  (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Pro Rata Percentage of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Agent Register"). The entries in the Agent Register shall be conclusive and the Borrower, the other Obligors, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Agent Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Agent Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, the Issuing Bank, the Swingline Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Agent Register and (iii) give prompt notice thereof to the Lenders and the Issuing Bank. No assignment shall be effective unless it has been recorded in the Agent Register as provided in this paragraph (e).

                  (f) Each Lender may, without the consent of the Borrower, the Issuing Bank, the Swingline Lender or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Pro Rata Percentage of the Revolving Loan Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower and the other Obligors relating to the Loans, the L/C Exposure or the Swingline Exposure and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Revolving Loan Commitment).

                  (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.4, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any Subsidiary of the Borrower furnished to such Lender by or on behalf of the Borrower or such Subsidiary; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.15.

                  (h) Any Lender may at any time assign all or any portion of its rights under this Agreement and the other Loan Documents to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or under the other Loan Documents or substitute any such Federal Reserve Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

                  (i) Neither the Borrower nor any other Obligor shall assign or delegate any of its rights or duties hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

         SECTION 9.5. Expenses; Indemnity.

                  (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Swingline Lender and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or of any other Loan Document (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Bryan Cave LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Issuing Bank or any Lender.

                  (b) The Borrower agrees to indemnify the Administrative Agent, each Lender, the Issuing Bank, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, employees and agents (each such Person being called an "indemnitee") against, and to hold each indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement and the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or the issuance of the Letters of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any indemnitee is a party thereto; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or breach of contract by, such indemnitee.

                  (c) The provisions of this Section 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the other Loan Documents, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Loans, the expiration of the Revolving Loan Commitment, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.5 shall be payable on written demand therefor.

         SECTION 9.6. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any other Obligor against any of and all the obligations of the Borrower or any other Obligor now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.6 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.7. Governing Law; Jurisdiction; Consent to Service of Process

                  (a) This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York, except that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated therein.

                  (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by Applicable Law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Obligor, or any of their respective properties or assets, in the courts of any jurisdiction.

                  (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

         SECTION 9.8. Waivers; Amendment.

                  (a) No failure or delay of the Administrative Agent, any Lender or the Issuing Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower or any other Obligor therefrom, shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower or any other Obligor in any case shall entitle the Borrower or any other Obligor to any other or further notice or demand in similar or other circumstances.

                  (b) Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such agreement shall
(i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or date for the payment of any reimbursement obligation in respect of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or on any reimbursement obligation in respect of an L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) change or extend the Revolving Loan Commitment of any Lender, or decrease the Facility Fees of such Lender, without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.16, the provisions of this Section or the definition of the term "Required Lenders", without the prior written consent of each Lender, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by any Loan Document, without the prior written consent of each Lender affected thereby, (v) change the several nature of the obligations of the Lenders, without the prior written consent of each Lender, or (vi) release any Subsidiary of the Borrower from its Guarantee under the Guarantee Agreement (except as expressly provided in the Loan Documents), or limit its liability in respect of such Guarantee, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable.

         SECTION 9.9. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, the "charges"), shall exceed the maximum lawful rate (the "maximum rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

         SECTION 9.10. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

         SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
9.3. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

         SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         SECTION 9.15. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to keep confidential and to use its best efforts to cause its respective agents and representatives to keep confidential in accordance with its customary procedures for handling confidential information the information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Issuing Bank or any Lender shall be permitted to disclose information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such information, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under the Loan Documents, or (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 9.15 or (ii) becomes available to the Administrative Agent the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, "information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Issuing Bank or any Lender based on any of the foregoing) that are received from the Borrower and related to the Borrower, any shareholder of the Borrower or any employee, customer or supplier of the Borrower, other than any of the foregoing that were available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to its disclosure thereto by the Borrower, and which are, in the case of information provided after the date hereof, clearly identified, in good faith, at the time of delivery as confidential. The provisions of this Section 9.15 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

                           ON COMMAND CREDIT AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



BORROWER:                                              ON COMMAND CORPORATION



                                                       By:
                                                       Its:

                           ON COMMAND CREDIT AGREEMENT

ADMINISTRATIVE AGENT AND
ISSUING BANK:                                               THE BANK OF NEW YORK



                                                            By:
                                                            Its:

                           ON COMMAND CREDIT AGREEMENT

LENDER AND SWINGLINE LENDER:                  THE BANK OF NEW YORK COMPANY, INC.

Address:

One Wall Street                               By:
New York, New York 10286                      Its:
Attention: Mr. Stephen Nettler
Telephone: (212) 635-8699
Telecopy: (212) 635-8593

                           ON COMMAND CREDIT AGREEMENT

DOCUMENTATION AGENT AND
LENDER:
                                                  TORONTO DOMINION (TEXAS), INC.
Address:

909 Fannin Street
Suite 1700                                        By:
Houston, Texas 77010                              Its:
Attn: Ms. Ann Slanis
Telephone:  (713) 427-8522
Telecopy:  (713) 951-9921

                           ON COMMAND CREDIT AGREEMENT

DOCUMENTATION AGENT AND
LENDER:                                                      FLEET NATIONAL BANK

Address:

One Federal Street                                           By:
MA DE 10303H                                                 Its:
Boston, Massachusetts 02110
Attn: Ms. Sue Anderson
Telephone:  (617) 346-4356
Telecopy:  (617) 346-4346

                           ON COMMAND CREDIT AGREEMENT

SYNDICATION AGENT AND LENDER:                              BANK OF AMERICA, N.A.

Address:

555 South Flower Street                                    By:
11th Floor                                                 Its:
Los Angeles, California 90071
Mail Code: CA 9-706-11-01
Attn: Ms. Vanessa Meyer
Telephone:  (213) 228-9737
Telecopy:  (213) 228-2641

                           ON COMMAND CREDIT AGREEMENT

LENDER:                                    THE INDUSTRIAL BANK OF JAPAN, LIMITED

Address:

1251 Avenue of the Americas                By:
31st Floor                                 Its:
Credit Administration Department
New York, New York 10020-1104
Attn: Mr. Nelson Rojas
Telephone:  (212) 282-4064
Telecopy:  (212) 282-4480

with a copy to:

IBJ Los Angeles Agency
350 S. Grand Avenue
Suite 1500
Los Angeles, California 90071
Attn: Ms. Joan Farrell
Telephone: (213) 893-6443
Telecopy: (213) 488-9840

                           ON COMMAND CREDIT AGREEMENT

LENDER:                                           U.S. BANK NATIONAL ASSOCIATION

Address:

918 Seventeenth Street                            By:
CNBB0211                                          Its:
Denver, Colorado 80202
Attn: Ms. Melissa Forbes
Telephone:  (303) 585-4202
Telecopy:  (303) 585-4135

                           ON COMMAND CREDIT AGREEMENT

LENDER:                                                      SUMMIT BANK

Address:

502 Carnegie Center                                          By:
Princeton, New Jersey 08543                                  Its:
Attn: Mr. Michael Cerullo
Telephone:  (609) 627-7812
Telecopy:  (609) 799-9262

                           ON COMMAND CREDIT AGREEMENT


LENDER:                                                      BNP PARIBAS

Address:

919 Third Avenue                                             By:
3rd Floor                                                    Its:
New York, New York 10022
Attn: Ms. Nuala Marley
Telephone:  (212) 415-9726
Telecopy:  (212) 415-9606                                    By:
                                                             Its: